UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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IMCLONE SYSTEMS INCORPORATED
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October 13, 2006

ImClone Systems Stockholders:

By now you may be aware that Carl Icahn, together with his employee and affiliates, is soliciting written consents from ImClone Systems’ stockholders seeking to remove without cause four members of your duly-elected Board of Directors and appoint one nominee handpicked by Mr. Icahn.  Mr. Icahn initially sought to remove six members of the Board, but two of those individuals (including the Chairman) resigned as directors on October 9, 2006 and Mr. Icahn revised his proposal to seek the removal of the other four individuals.

If he succeeds, Mr. Icahn and a handful of directors who were selected by and/or have ties to him would constitute five of seven ImClone Systems’ directors, a result that the undersigned Consent Solicitation Committee, which has been charged by the Board with responding to Mr. Icahn’s consent solicitation, believes would give Mr. Icahn unfettered control of your Company.  Shouldn’t you at least insist that he pay you a control premium before handing him control of the Company?

While he has persistently criticized the management of ImClone Systems, Mr. Icahn proposes no business plan to put in place in the event he is successful in seizing control of your Company.  Mr. Icahn and three directors recommended by him recently joined your Board and already have the ability to meaningfully influence the Company’s strategy and direction.  But rather than participating as part of a Board that represents all stockholders, Mr. Icahn is asking you to trust him to do a better job on your behalf.  We urge you to ask yourself whether you trust Carl Icahn to control the future of your Company.

Mr. Icahn fails to tell you that when a proposed acquirer told the Company a few weeks ago that it would be prepared to make an offer to acquire the Company for $36 per share in stock if Mr. Icahn would support it, he refused, stating that he thought the consideration was inadequate.

Mr. Icahn also fails to tell you that, while he refused to support this offer to acquire ImClone Systems at a premium to the then market price, he has nevertheless repeatedly sought to dismantle the Company’s anti-takeover defenses designed to protect all stockholders from coercive and unfair takeover tactics.  Only a few weeks ago he asked the Board to waive Section 203 of the Delaware General Corporation Law, which would have facilitated him buying more than 15% of the Company’s common stock without first making a tender offer to all stockholders.  He fails to tell you that the directors he now seeks to remove refused to grant him this waiver.

Mr. Icahn says he wants the Board to find a permanent Chief Executive Officer, but fails to tell you that he, one of his employees and one of the other directors he proposes remain on the Board already comprise three of the five members of the committee tasked to find the new Chief Executive Officer. Mr. Icahn also complains that the Company entered into a “long-term” agreement with the Interim Chief Executive Officer. However, that agreement runs only through the end of 2007, which allows a reasonable amount of time for the Board to find and transition to a permanent CEO.

Mr. Icahn’s criticisms ignore the fact that the incumbent directors whom he seeks to remove have had to surmount a cascade of serious problems that were the legacy of the previous management, including the FDA’s refusal to file the Company’s application for approval of Erbitux®, an insider trading investigation centering around the Company’s founder and then-CEO who ultimately pled guilty to criminal charges including securities and bank fraud, and failure to withhold and improper accounting for taxes relating to options exercised by the founder, its then-Chairman, and certain other executives along with the resulting restatements of the Company’s financials and threatened delisting of the Company’s stock.

Having overcome these challenges, in the last three years, the Company has been able to make significant progress, including the successful approval and launch of Erbitux® in four indications in two different types of cancer.  Worldwide net sales of Erbitux® reached approximately $680 million in 2005, and have exceeded $500 million in the first six months of 2006.  The Company and its partners have also initiated no fewer than 14 large, phase III, pivotal studies with Erbitux® in four major tumor types and in lines of therapy ranging from adjuvant to refractory treatment.  These studies are on track to begin to deliver results starting in the fourth quarter of this year.

The Company’s accomplishments also extend beyond Erbitux®.  In the last three years, ImClone Systems has brought five new antibodies other than Erbitux® into clinical testing.  Since the beginning of this year alone, two antibody programs were advanced into IND-development-track phase, and three antibody programs have entered the advanced pre-clinical research phase of testing and validation.  These accomplishments make ImClone Systems’ pipeline among the richest in the industry and have been achieved on a budget far smaller than our competitors.  Add to this the fact that ImClone Systems has built a world-class, commercial biologics manufacturing facility, currently producing Erbitux® in anticipation of a registrational filing in early 2007.

In deciding to oppose Mr. Icahn’s solicitation, the Consent Solicitation Committee recognizes that the Company faces continuing challenges in its business.  But its members believe that the Company has good long-term prospects and do not shy away from the task of facing both those challenges and realizing those prospects.  Having brought the Company back from the brink of legal and regulatory disasters not of their own making, these directors have not only helped position the Company for future growth but also have invaluable perspective for guiding the Company through the new challenges that it now faces.  The undersigned directors, whom Mr. Icahn seeks to remove, have extensive experience and knowledge of the Company and the biotechnology industry—knowledge that would be lost if Mr. Icahn succeeds with his consent solicitation.

Your Board determined on October 3, 2006 that, although control of the Board may be in the best interests of Mr. Icahn and his affiliates, it would not be in the best interests of all stockholders and established our committee of directors to solicit shareholders not to support Mr. Icahn’s solicitation.

We urge you to reject this maneuver by Mr. Icahn, who owns less than 15% of the outstanding stock, to remove four members of your Board and take over effective control of your Company and its future.  The Consent Solicitation Committee is committed to acting in your best interests and believes that a balanced Board, rather than one dominated by Mr. Icahn, is better positioned to maximize long-term value for all stockholders.

You can reject Mr. Icahn’s efforts to take control of your Company. First, do not sign Mr. Icahn’s consent card.  Second, if you have previously signed a white consent card, you may revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately. Finally, even if you have not signed Mr. Icahn’s consent card, you can show your support for your Board by signing, dating and mailing the enclosed BLUE Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important. Please act today.

Thank you for your continued support.

The Consent Solicitation Committee of the
Board of Directors:

Vincent T. DeVita, Jr., M.D.
John A. Fazio
Joseph L. Fischer
William R. Miller

If you have any questions about revoking any consent you may have previously granted or require any other assistance, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Stockholders Call Toll-Free at: (877) 800-5185
Banks and Brokers Call Collect at: (212) 750-5833

October 13, 2006

CONSENT REVOCATION STATEMENT
BY
THE CONSENT SOLICITATION COMMITTEE OF THE BOARD OF DIRECTORS OF
IMCLONE SYSTEMS INCORPORATED
IN OPPOSITION TO
A CONSENT SOLICITATION BY CARL ICAHN, ALEXANDER J. DENNER, PETER S. LIEBERT,
BARBERRY CORP., HIGH RIVER LIMITED PARTNERSHIP AND HOPPER INVESTMENTS LLC

This Consent Revocation Statement is furnished by the Consent Solicitation Committee of the Board of Directors of ImClone Systems Incorporated, a Delaware corporation, to the holders of outstanding shares of the Company’s common stock, par value $0.001 per share, in connection with the Consent Solicitation Committee’s opposition to the solicitation of written stockholder consents by Carl Icahn and his employee and affiliates.

On September 28, 2006, Mr. Icahn commenced a process to solicit written consents from ImClone Systems’ stockholders seeking to take control of the Company by removing without cause six members of your duly elected Board and appointing one nominee handpicked by Mr. Icahn. On October 9, 2006, David M. Kies and William W. Crouse, two of the directors that Mr. Icahn was seeking to remove, resigned as directors of the Company (the “Resignations”).  On October 11, 2006, Mr. Icahn filed a revised preliminary consent solicitation statement seeking stockholder consents to the following proposals:

•                  the removal without cause of Vincent T. DeVita, Jr., M.D., John A. Fazio, Joseph L. Fischer and William R. Miller from the Board and any other person or persons (other than the persons elected pursuant to Mr. Icahn’s proposed action by written consent) elected or appointed to the Board prior to the effective date of Mr. Icahn’s proposals to fill any newly-created directorship or vacancy on the Board; and

•                  the appointment of Peter S. Liebert, M.D., to serve as a member of the Board to fill one of the vacancies that would be created if Mr. Icahn’s removal proposal succeeded or one of the vacancies created by the Resignations.

The four directors that Mr. Icahn is seeking to remove without cause were selected for nomination through processes implemented by the Board in keeping with good corporate governance practices, and re-elected by you, our stockholders, to the Board on September 20, 2006.  In contrast, four of the six directors that Mr. Icahn proposes to leave on the Board, including himself, were chosen by Mr. Icahn for nomination to the Board and Mr. Icahn’s newest handpicked nominee, Dr. Liebert, is a long-time personal friend and business associate of Mr. Icahn.

On October 3, 2006, your Board resolved to oppose the consent solicitation by Mr. Icahn and established a Consent Solicitation Committee for the purpose of responding to Mr. Icahn’s proposals. The Board took these actions with the commitment of acting in the best interests of all stockholders and in the belief that a balanced board is better positioned to best serve the interests of public stockholders than one consisting of a majority of directors proposed by Mr. Icahn.

This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about October 13, 2006.

The Consent Solicitation Committee urges you not to sign any consent card sent to you by Mr. Icahn but instead to sign and return the BLUE Consent Revocation Card included with these materials.

If you have previously signed and returned a white consent card provided by Mr. Icahn, you still have the right to revoke your consent.  Whether or not you have signed a white consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided.  Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important.  Please act today.

If your shares are held in “street name,” only your broker or your banker can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a BLUE Consent Revocation Card on your behalf today.

In accordance with Delaware law, the record date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to Mr. Icahn’s consent solicitation is the date fixed by the Company’s Board or, if no record date has been fixed by the Board, the first date on which a signed written consent setting forth the action taken or proposed to be taken in writing without a meeting is delivered to the Company in the manner required by Delaware law and the Company’s organizational documents. On October 3, 2006, the Board fixed October 3, 2006 as the record date for this solicitation. Therefore, the record date for purposes of determining stockholders entitled to execute, withhold or revoke consents relating to Mr. Icahn’s consent solicitation (which we refer to in this document as the “record date”), is October 3, 2006. Only holders of record of common stock of the Company as of the close of business on the record date may execute, withhold or revoke consents with respect to Mr. Icahn’s consent solicitation.

THIS CONSENT REVOCATION STATEMENT IS BEING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON OCTOBER 13, 2006.

If you have any questions about giving your consent revocation or require any other assistance, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY  10022
Stockholders Call Toll-Free at: (877) 800-5185
Banks and Brokers Call Collect at: (212) 750-5833

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS

DESCRIPTION OF MR. ICAHN’S CONSENT SOLICITATION

REASONS TO REJECT MR. ICAHN’S CONSENT SOLICITATION PROPOSALS

Background

The Consent Solicitation Committee Represents All Stockholders

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

THE CONSENT PROCEDURE

Voting Securities and Record Date

Effectiveness of Consents

Effect of BLUE Consent Revocation Card

Results of Consent Revocation Statement

SOLICITATION OF REVOCATIONS

Cost and Method

Participants in the Company’s Solicitation

APPRAISAL RIGHTS

CURRENT DIRECTORS OF IMCLONE SYSTEMS

Meetings and Committees of the Board of Directors

Attendance at Annual Meeting

Communicating with our Board Members

EXECUTIVE OFFICERS

Information Concerning Former Executive Officers

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Bristol-Myers Squibb Company

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

BENEFICIAL OWNERSHIP OF PRINCIPAL HOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Principal Holders

Directors and Executive Officers

COMPENSATION OF DIRECTORS

Directors’ Cash Compensation

Directors’ Stock Options

EXECUTIVE COMPENSATION

Summary Compensation

Option Grants for Fiscal Year 2005

Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

Long-Term Incentive Compensation for Fiscal Year 2005

Equity Compensation Plan Information

Employment Contract and Change-in-Control Arrangements

Compensation Committee Interlocks and Insider Participation

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

IMPORTANT

Annex I Information Concerning Persons Who May be Deemed Participants in this Consent Revocation Solicitation

Annex II Form of Consent Revocation Solicited on Behalf of the Board of Directors of ImClone Systems Incorporated

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this Consent Revocation Statement may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and could impact the Company and the statements contained in this Consent Revocation Statement can be found in the Company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this Consent Revocation Statement, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

DESCRIPTION OF MR. ICAHN’S CONSENT SOLICITATION

As set forth in Mr. Icahn’s revised preliminary consent solicitation statement filed with the SEC on October 11, 2006, Mr. Icahn is seeking your written consent to the following proposals:

(1) The removal without cause of Vincent T. DeVita, Jr., M.D., John A. Fazio, Joseph L. Fischer and William R. Miller from the Company’s Board of Directors and any other person or persons (other than the persons elected pursuant to Mr. Icahn’s proposed action by written consent) elected or appointed to the Board of the Company prior to the effective date of Mr. Icahn’s proposals to fill any newly-created directorship or vacancy on the Board; and

(2) The appointment of Peter S. Liebert, M.D., to serve as a member of the Board to fill one of the newly created vacancies or one of the vacancies created by the Resignations.

For the reasons we describe below, your Board, by a majority vote consisting of all of the directors that Mr. Icahn proposes to remove together with Messrs. Kies and Crouse (and with Dr. Andrew Bodnar and Dr. David Sidransky not present), determined that Mr. Icahn’s actions would not be in the best interests of all ImClone Systems stockholders.

REASONS TO REJECT MR. ICAHN’S CONSENT SOLICITATION PROPOSALS

Mr. Icahn and his affiliates are soliciting written consents from ImClone Systems’ stockholders in order to remove without cause four directors that you elected to your Board only weeks ago, on September 20, 2006.  Three of these directors are independent of the Company under current Nasdaq Stock Market, Inc. (“Nasdaq”) rules and listing standards.  The fourth, Mr. Fischer, was an independent director until, at the Board’s request, he agreed to serve as our interim Chief Executive Officer.  If these directors are removed, Mr. Icahn proposes to replace them with a long-time personal friend of Mr. Icahn who already serves on the board of another company controlled by Mr. Icahn.

As a result of discussions with Mr. Icahn earlier this year, the Board already includes Mr. Icahn and three other directors selected for nomination by Mr. Icahn.  If Mr. Icahn is successful at removing four of the Board’s existing directors without cause and electing his friend, a significant majority of the Board—five of seven directors—would comprise directors who owe their positions as directors to Mr. Icahn’s activities.  Perhaps more significantly, four of those directors—enough to constitute a majority of Mr. Icahn’s restructured Board—have significant historical connections to Mr. Icahn and his affiliated companies.

The Consent Solicitation Committee of the Board believes that these directors would not be independent of Mr. Icahn and may not adequately represent the interests of all stockholders.  We believe Mr. Icahn’s interests may not be the same as the interests of other stockholders and that a Board with such close connections to one person may leave the Company vulnerable to his special interests.

If Mr. Icahn is successful, we believe that, even though he owns only 14% of the Company’s common stock, he will have obtained effective control of the Board and your Company.  We believe that the Company’s other stockholders should insist that Mr. Icahn pay a control premium for the control that he seeks.

As we detail below, Mr. Icahn was given opportunities to make a full and fair proposal to acquire control of the Company.  In particular, following discussions with Mr. Icahn earlier this year, the Board amended the Company’s Stockholder Rights Plan to provide that the Rights would generally not apply to any fully-financed, all-cash tender offer for all outstanding shares of common stock after the offer has remained open for at least 90 days and satisfies other criteria.  Further, in September 2006, the Company advised Mr. Icahn that a major international pharmaceutical company was prepared to make an all-stock offer to acquire the Company for $36 per share if Mr. Icahn would be willing to support it.  He refused.  At that time, as on a number of occasions over the prior months, representatives of the Company invited Mr. Icahn to make an offer to acquire the Company at that price or at a higher price.  He refused.  Mr. Icahn stood in the way of a potential transaction that could have resulted in stockholders receiving a premium for their shares, rejected the opportunity to make his own offer and now seeks to obtain control of the Company without paying stockholders any premium.

Mr. Icahn also requested a waiver of Section 203 of the Delaware General Corporation Law, which would have facilitated him buying more than 15% of the Company’s common stock without first making a tender offer to all stockholders.  Your Board refused that request—believing that Section 203 offers stockholders important protections against inadequate or coercive offers—and now Mr. Icahn seeks to remove enough of the directors who opposed such a waiver to give him and directors with ties to him control over any future reconsideration of that decision.

Mr. Icahn and one of the directors selected by him already have the ability to meaningfully influence the Company’s strategy and direction.  Mr. Icahn believes the Board has failed in its search for a new Chief Executive Officer, but he and his employee, Dr. Denner (as well as one of the other directors that Mr. Icahn proposes remain on the Board) currently hold positions on the Company’s Chief Executive Officer Search Committee, a percentage vastly disproportionate to Mr. Icahn’s ownership in the Company.  But instead of participating as part of a Board or Committee that represents all stockholders, Mr. Icahn demands control.

Mr. Icahn also complains that the Company entered into a “long-term” agreement with the Interim Chief Executive Officer.  However, that agreement runs only through the end of 2007, which allows a reasonable amount of time for the Board to find and transition to a permanent CEO.  Moreover, the agreement was unanimously approved by the Compensation Committee pursuant to a directive of the Board that was unanimously adopted by all members of the Board—including Dr. Denner, who is employed by Mr. Icahn and was elected to the Board at Mr. Icahn’s recommendation.  Dr. Denner participated by telephone in that meeting but, in later reviewing the draft minutes, advised the Board that he did not recall voting on it and requested that the minutes so note.

Moreover, if Mr. Icahn succeeds in his consent solicitation, the resulting changes in the Board’s composition may constitute a change of control for purposes of certain of the severance and compensation arrangements discussed in under “Executive Compensation” below.  As a result, covered employees may be eligible for additional compensation if their employment is terminated without cause or if they leave the Company with good reason (as defined in the relevant agreements and plan documents).  Under certain circumstances, covered employees’ equity awards may also vest in full.  Mr. Icahn’s proposals thus may impose additional costs on the Company and could result in dilution of shareholder equity.

We urge stockholders to reject Mr. Icahn’s attempt to take control of your Company, by not signing any consent card you receive from Mr. Icahn.  If you have previously signed a consent card provided by Mr. Icahn, we urge you to revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately.

Background

In January 2006, the Board commenced a full review of the Company’s strategic alternatives to maximize stockholder value.  The Company engaged Lazard to assist with this review and announced publicly that the Company was exploring alternatives, including a potential merger, sale or strategic alliance.  Over the course of the following seven months, Lazard made contact with numerous potentially interested strategic parties.

In February 2006, Mr. Icahn filed a report with the SEC indicating that he and his affiliates may seek to influence the Company and its investment bankers regarding courses of action that, in his opinion, would enhance stockholder value.  Following this filing, representatives of the Company met with representatives of Mr. Icahn to discuss various subjects relating to the Company, including the status of the strategic review process, and at Mr. Icahn’s initiative, the composition of the Board and the Company’s Stockholder Rights Plan.

On May 2, 2006, on the recommendation of Mr. Icahn, the Board appointed Dr. Alexander Denner as a new director.  At that time Dr. Denner served as a portfolio manager for Viking Global Investors and the Company was advised that he was not affiliated with Mr. Icahn.  Subsequently, Dr. Denner’s employment at Viking was terminated and he was employed by entities affiliated with Mr. Icahn.

In addition, following an initial request by Mr. Icahn to eliminate the Company’s Stockholder Rights Plan entirely, the Board amended the Plan to raise the triggering threshold from 15% to 19.9% and to provide that the Rights would not generally apply to a fully-financed, all-cash tender offer for all outstanding shares of common stock after the offer has remained open for at least 90 days and satisfies other criteria.

In late July 2006, the Company entered into a confidentiality agreement with Mr. Icahn and began to update him on the status of the strategic review process.  Shortly thereafter, the Company received final proposals for the acquisition of the Company from bidders included in this process.  The highest bid received by the Company was provided by a major international pharmaceutical company that proposed to acquire the Company in a merger that would have resulted in our stockholders receiving common shares of the bidder valued at $35.50 per share.  The Board engaged in considerable review of this and the other proposals received in the strategic review process.  Among other things, the Board was informed that representatives of the Company had spoken with Mr. Icahn and been told that he would actively oppose stockholder approval of the proposed transaction if approved by the Board.  Ultimately, the Board determined in early August 2006 not to accept the $35.50 proposal.

From June to August 2006, while the strategic review process was ongoing, representatives of the Company continued to engage in discussions with Mr. Icahn.  In these discussions, Mr. Icahn expressed an interest in possibly becoming a director of the Company and replacing several of the existing directors with persons of his choosing.

The Board recognized Mr. Icahn’s significant investment in the Company and believed that adding Mr. Icahn and one or more directors recommended by him would be beneficial in providing the Board with additional viewpoints that could contribute to the Board’s efforts to maximize value for all stockholders.  The Board believed, however, that it would not be in the best interests of all stockholders to grant Mr. Icahn control over the selection of more than a third of the Board, given that he owned less than 15% of the Company’s outstanding common stock.

In August 2006, concurrently with its decision to end the strategic review process, the Company announced that the Board had invited Mr. Icahn to join the Company’s slate of director nominees for election to the Board at the 2006 Annual Meeting and to suggest one appropriate candidate not affiliated with him to be added to the Board.  The Company indicated that Mr. Icahn’s election as a director would be in addition to Dr. Denner, who recently had accepted an offer of employment from Mr. Icahn.

In response to this announcement, Mr. Icahn proposed that, in addition to himself and Dr. Denner, three further candidates named by him be added to the Board.  Mr. Icahn also threatened to run a slate of directors, including Dr. Sidransky, an incumbent director, as one of his nominees, in opposition to the Board’s slate.  Following further discussions with Mr. Icahn and interviews with several candidates suggested by Mr. Icahn, the Board offered to add two additional director nominees put forward by Mr. Icahn (Dr. Mulligan and Dr. Woler) to its slate for the 2006 Annual Meeting.  When told that the Board would offer him only two nominees (in addition to himself and Dr. Denner), instead of the three he had requested, Mr. Icahn for the first time suggested that he would oppose the reelection of Mr. Kies as Chairman of the Board.  Nonetheless, Mr. Icahn accepted the Board’s offer, stating in a filing with the SEC that he did so “in order to avoid a possible proxy contest which he agree[d] with [the Company] would be disruptive to [the Company] and therefore very damaging to it.”  Mr. Icahn also announced that, if elected to the Board, he would seek to be a member of the committee of the Board that is conducting the search for the permanent Chief Executive Officer (and he has been so elected by the Board).

In September 2006, prior to the 2006 Annual Meeting and following further conversations with representatives of the Company, the major international pharmaceutical company that had made the highest bid during the strategic review process indicated that it would be prepared to increase its offer to $36.00 per share payable in common stock of the bidder if Mr. Icahn indicated that he would support the transaction.  The Company disclosed this to Mr. Icahn, including the bidder’s condition that Mr. Icahn support the bid.  Mr. Icahn rejected the proposal, indicating that he would not be willing to support a bid to acquire control of the Company at such price because he thought that the consideration was inadequate.  As a result, the bidder was unwilling to proceed with its proposal, and the Board did not formally consider any such proposal.

During these discussions, representatives of the Company invited Mr. Icahn to make an offer to acquire the Company for a price at or in excess of $36.00 per share.  Mr. Icahn refused.

At the 2006 Annual Meeting held on September 20, 2006, the Company’s stockholders elected to the Board the four directors that Mr. Icahn now seeks to remove, along with Messrs. Kies and Crouse (both of whom resigned from the Board on October 9, 2006), Dr. Bodnar, Dr. Denner, Mr. Icahn, Dr. Mulligan, Dr. Sidransky and Dr. Woler.  Of these directors, in addition to himself, three, Dr. Denner, Dr. Mulligan and Dr. Woler were all put forward for nomination to the Board by Mr. Icahn.  Two of these three directors have significant present or historical connections to Mr. Icahn:  Dr. Denner is employed as a Managing Director of entities controlled by Mr. Icahn and Dr. Woler served from 1998 to 2000 as Chief Executive Officer of Cadus Corporation, an entity controlled by Mr. Icahn.

Immediately following the 2006 Annual Meeting, the Board held its first meeting with all twelve members.  Each of the directors, except for Mr. Icahn, attended the meeting in person.  Mr. Icahn chose to participate by telephone.   Immediately prior to the meeting, Dr. Denner presented Mr. Kies with a letter from Mr. Icahn, in which he attacked the Board and in particular Mr. Kies.  Dr. Denner indicated that, unless Mr. Kies complied with Mr. Icahn’s demands in the letter, Mr. Icahn would present the letter to the Board and go public with it.  Mr. Kies indicated that he was not prepared to respond to the letter.  Immediately thereafter, at the beginning of the Board meeting, Mr. Icahn delivered the letter to the Board and concurrently filed it with the SEC.  The letter suggested Mr. Kies step down as Chairman immediately and threatened that if he failed to do so, he “will have thrown down the gauntlet” and Mr. Icahn would “have to react accordingly.”

Notwithstanding Mr. Icahn’s threatening actions, the Board proceeded to accept the recommendation of the Nominating and Corporate Governance Committee (then composed of Mr. Kies, Dr. DeVita and Mr. Fazio) and appointed both Mr. Icahn and Dr. Denner to the Chief Executive Officer Search Committee and Mr. Icahn to the Nominating and Corporate Governance Committee.  In addition, at the recommendation of the Nominating and Corporate Governance Committee, at least one director advocated by Mr. Icahn was granted membership on each of the other committees of the Board.

At the meeting, Mr. Kies indicated that he would support and be in favor of electing an appropriate alternative candidate as Chairman.  However, as he had told Mr. Icahn previously, Mr. Kies told that the Board that he believed that the Chairman should have significant business experience and should not be employed by either Bristol-Myers Squibb Company (“BMS”) or Mr. Icahn.  Thus, Mr. Kies indicated he would not support the election of Dr. Bodnar, Dr. Sidransky, Mr. Icahn or Dr. Denner as Chairman.  For his part, at the meeting, Mr. Icahn only proposed himself or his employee Dr. Denner as candidates for the Chairmanship.  The Board ultimately reelected Mr. Kies as Chairman by a vote of seven to five.  Each of the directors that Mr. Icahn now seeks to remove without cause—together with Dr. Bodnar (who has been designated to the Board pursuant to an agreement between BMS and the Company)—voted in favor of Mr. Kies’ reelection.

In his letter to Mr. Kies, Mr. Icahn complains about the failure to “achieve a favorable settlement of the [Yeda] patent suit prior to the time the court rendered its decision.”  Although there were discussions about the possible settlement of the dispute at various times, the Board believed that the potential settlement terms were unattractive and would not have been in the best interests of the Company.  The Board was kept apprised about the status of the case and potential settlements and at no point did any of the directors, including Dr. Denner, suggest that the Company should accept a settlement on the terms offered except if necessary to allow for a sale of the Company on satisfactory terms.

Following the meeting, Mr. Kies issued the following statement:

“The Board of Directors is committed to building the value of this Company for all shareholders.  We welcome the contribution of our new directors, including Mr. Icahn, in the productive discussion of the many business matters facing the Company.  That said, all twelve directors have been elected by our shareholders and decisions are made by a majority vote.  These decisions are best made by the full, elected Board, ideally in a face-to-face meeting, and not through a needlessly antagonistic and deliberately public debate that could risk harming the reputation of the Company, undermine employee morale and reduce shareholder value.”

Barely a week later, Mr. Icahn, together with Dr. Denner, filed preliminary solicitation materials seeking consents to remove six of the Company’s directors without cause.

On October 3, 2006, the Board held a meeting at which it determined, by a six to four vote (with Drs. Bodnar and Sidransky not present), that it was in the best interests of the Company and its stockholders that the Company oppose Mr. Icahn’s consent solicitation and that the Consent Solicitation Committee be established and given the power to respond to Mr. Icahn’s consent solicitation.  The initial members of the Consent Solicitation Committee were Messrs. Kies, Crouse, Fazio, Fischer and Miller and Dr. DeVita.

On October 9, 2006, Mr. Kies informed the Board that he was resigning from the Board, effective as of such date, for personal and other reasons.  Also on October 9, 2006, Mr. Crouse informed the Board that he was resigning from the Board, effective as of such date.  Mr. Crouse did not specify the reason for his resignation.  On October 11, 2006, the four remaining members of the Consent Solicitation Committee held a telephonic meeting at which they unanimously determined that it was still in the best interests of the Company and its stockholders to oppose Mr. Icahn’s consent solicitation and that, in the absence of a determination to the contrary by the full Board, they would continue such opposition.  Also on October 11, 2006, Mr. Icahn filed a revised preliminary consent solicitation statement revising his proposal to seek removal only of the four directors who remain on the Consent Solicitation Committee.

In his preliminary solicitation materials, Mr. Icahn offers no argument to support his proposals, which like the threatened proxy contest he abandoned only weeks earlier, threatens to be equally disruptive and damaging to the Company.

Mr. Icahn currently offers no long-term plan, only complaints.  He has spurned the opportunity to engage in any meaningful discussion with the Board regarding his strategy for the Company.  Indeed, his actions appear to suggest that he may be unwilling to participate as a member of the Board unless he gets his way and he or his employee, Dr. Denner, is made Chairman and that he may try to remove or marginalize any director who disagrees with him.

In his letter to Mr. Kies, Mr. Icahn suggests that his regime would offer the Company “strong leadership.”  But stockholders should be aware that, if he has his way, Mr. Icahn’s “leadership” would effectively be unchecked by anyone offering a potentially countervailing point of view.  If Mr. Icahn were truly interested in the best interests of all stockholders, rather than his own special interests, he could have sought to add a strong leader to the Board who could provide both relevant business expertise and an independent counterweight to Mr. Icahn’s influence.  Instead, Mr. Icahn proposes that his long-time friend and college classmate, Dr. Liebert, join the Board to bolster his majority.

Should stockholders expect Dr. Liebert to provide an effective voice for all stockholders?  You should be aware that Dr. Liebert currently serves on the board of Cadus Corporation, another publicly-held corporation controlled by Mr. Icahn.  Cadus currently has no employees (even its acting CEO is a consultant), leases nothing more than a storage space, and has no active operations.  In its most recent annual report, Cadus indicates it “is presently seeking to use a portion of its available cash to acquire or invest in companies or income producing assets.  To date [it] has not been able to identify an appropriate acquisition or investment and there can be no assurance that it will do so.”  Similar intentions were disclosed in Cadus’ annual reports for the 2001, 2002, 2003 and 2004 fiscal years.  Obviously these efforts appear to have borne little fruit.  During this entire time—indeed since 1995—Dr. Liebert has served dutifully alongside Mr. Icahn on Cadus’ board.(1)  Do you believe that Dr. Liebert will be a guardian of all stockholders’ interests on your Board?

(1) Mr. Icahn has served on the board of directors of Cadus since July 2003, following its spin-off from the Company.  In 1994 and 1995, Mr. Icahn purchased a controlling interest in Cadus from the Company for $6 million.  Another of the directors recommended by Mr. Icahn, Dr. Woler, previously served as Cadus’ President and Chief Executive Officer from October 1998 to April 2000.  Samuel Waksal, the Company’s founder and former Chief Executive Officer and a friend of Mr. Icahn’s, was a founder of Cadus and previously served as its Chairman and Chief Executive Officer.

Our Board recognized Mr. Icahn’s experience as an investor and, indeed, added him to its slate of director nominees because the Board believed that his experience would be useful to the Board as it seeks to maximize stockholder value.  The Board, however, has also noted that Mr. Icahn’s record as a controlling stockholder is not unblemished.  On more than one occasion, Mr. Icahn has been accused of seeking to take advantage of his position as a controlling stockholder to the detriment of minority investors.

During negotiations with Mr. Icahn in August 2006, representatives of the Company proposed to Mr. Icahn that, in exchange for the Company’s offer to add nominees recommended by him to the Board, Mr. Icahn and his affiliates agree to a standstill restricting his ability to run a proxy contest or consent solicitation for a specified period of time.  After learning of this proposal, Mr. Icahn requested that the Board grant him a waiver of certain of the restrictions under Delaware law relating to business combinations with interested parties.  These provisions, under Section 203 of the Delaware General Corporation Law, are designed to impede coercive and inadequate tender and exchange offers.  They provide that a stockholder acquiring more than 15% of the outstanding voting shares of a company but less than 85% of such shares may not engage in certain business combinations with the company for a period of three years following the date on which the stockholder exceeds the 15% threshold unless, prior to such date, the board of directors of the company approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.  Given Mr. Icahn’s history of engaging in controversial business transactions with companies he controls, the Board believed it would not be in the best interests of the Company’s stockholders to grant Mr. Icahn a waiver from Section 203, and determined to proceed with the nomination of Mr. Icahn and his recommended nominees without requiring a standstill agreement.

Now, Mr. Icahn seeks to remove the directors who refused to grant him a waiver from these provisions designed to impede coercive transactions.  Thus far, Mr. Icahn has maintained his ownership in the Company below 15%, which avoids the triggering of these provisions.  If Mr. Icahn and his recommended directors were to assume control of the Board, the Board could waive these restrictions.  In addition, an Icahn-controlled Board could choose to amend or waive the Company’s Stockholder Rights Plan for his benefit.

The Consent Solicitation Committee Represents All Stockholders

Mr. Icahn’s criticisms ignore the fact that the incumbent directors whom he seeks to remove have had to surmount a cascade of serious problems that were the legacy of the previous management, including the FDA’s refusal to file the Company’s application for approval of Erbitux®, an insider trading investigation centering around the Company’s founder and then-CEO who ultimately pled guilty to criminal charges including securities and bank fraud, and failure to withhold and improper accounting for taxes relating to options exercised by the founder, its then-Chairman, and certain other executives along with the resulting restatements of the Company’s financials and threatened delisting of the Company’s stock.

Having overcome these challenges, in the last three years, the Company has been able to make significant progress, including the successful approval and launch of Erbitux® in four indications in two different types of cancer.  Worldwide net sales of Erbitux® reached approximately $680 million in 2005, and have exceeded $500 million in the first six months of 2006.  The Company and its partners have also initiated no fewer than 14 large, phase III, pivotal studies with Erbitux® in four major tumor types and in lines of therapy ranging from adjuvant to refractory treatment.  These studies are on track to begin to deliver results starting in the fourth quarter of this year.

The Company’s accomplishments also extend beyond Erbitux®.  In the last three years, ImClone Systems has brought five new antibodies other than Erbitux® into clinical testing.  Since the beginning of this year alone, two antibody programs were advanced into IND-development-track phase, and three antibody programs have entered the advanced pre-clinical research phase of testing and validation.  These accomplishments make ImClone Systems’ pipeline among the richest in the industry and have been achieved on a budget far smaller than our competitors.  Add to this the fact that ImClone Systems has built a world-class, commercial biologics manufacturing facility, currently producing Erbitux® in anticipation of a registrational filing in early 2007.

In deciding to oppose Mr. Icahn’s solicitation, the Consent Solicitation Committee recognizes that the Company faces continuing challenges in its business.  But its members believe that the Company has good long-term prospects and do not shy away from the task of facing both those challenges and realizing those prospects.  Having brought the Company back from the brink of legal and regulatory disasters not of their own making, these directors have not only helped position the Company for future growth but also have invaluable perspective for guiding the Company through the new challenges that it now faces.  The members of the Consent Solicitation Committee, whom Mr. Icahn seeks to remove, have extensive experience and knowledge of the Company and the biotechnology industry—knowledge that would be lost if Mr. Icahn succeeds with his consent solicitation.

Notwithstanding Mr. Icahn’s most recent actions, the directors Mr. Icahn seeks to remove remain committed to working with him, through Board and committee deliberations, to enhance stockholder value for all stockholders.  We encourage Mr. Icahn to participate actively in Board discussions and, in particular, in the search for a permanent leader through his position on the Chief Executive Officer Search Committee.  We encourage him to assure our Chief Executive Officer candidates—and our other employees—that he is interested in the best long-term interests of the Company and all of its stockholders.  We believe his vision can help the Company, but that his control over the Board must be effectively checked.  Mr. Icahn owns less than 15% of the Company’s outstanding common stock, and he and the directors recommended by him should not be entitled to control your Company.

We urge you to reject Mr. Icahn’s solicitation and not to sign any consent you may receive from him or his affiliates. If you have previously signed a consent card from Mr. Icahn, you may revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card.  Regardless of the number of shares you own, your revocation of consent is important.

DO NOT DELAY.  In order to ensure that the existing Board is able to act in your best interests, please mark, sign, date and return the enclosed BLUE Consent Revocation Card as promptly as possible.

If you have any questions about revoking any consent you may have previously granted or require any other assistance, please call Innisfree M&A Incorporated toll free at (877) 800-5185 (banks and brokers call collect at: (212) 750-5833).

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q: Who is making this solicitation?

A: The Consent Solicitation Committee of your Board of Directors.  The Board determined by a six to four vote on October 3, 2006 to contest Mr. Icahn’s solicitation and to establish the Consent Solicitation Committee for the purpose of responding to the solicitation, with Drs. Denner, Mulligan and Woler and Mr. Icahn opposing such determinations.  Drs. Bodnar and Sidransky were not present at the meeting at which such determinations were made.

Q: What are we asking you to do?

A: You are being asked to revoke any consent that you may have delivered in favor of the two proposals described in Mr. Icahn’s consent solicitation statement and, by doing so, preserve your current Board of Directors, which will continue to act in the best interests of all stockholders.

Q: Who is entitled to consent, withhold consent or revoke a previously given consent with respect to Mr. Icahn’s proposals?

A: Only holders of record of shares of common stock of the Company as of the close of business on the record date are entitled to consent, withhold consent or revoke a previously given consent with respect to Mr. Icahn’s proposals. In accordance with Delaware law, the record date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to Mr. Icahn’s consent solicitation is the date fixed by the Company’s Board or, if no record date has been fixed by the Board, the first date on which a signed written consent setting forth the action taken or proposed to be taken in writing without a meeting is delivered to the Company in the manner required by Delaware law and the Company’s organizational documents. On October 3, 2006, the Board fixed October 3, 2006 as the record date for this solicitation. Therefore, the record date for purposes of determining stockholders entitled to execute, withhold or revoke consents relating to Mr. Icahn’s consent solicitation, is October 3, 2006.

Pursuant to the Company’s stockholder agreement, dated as of September 19, 2001 (the “Stockholder Agreement”), with BMS and Bristol-Myers Squibb Biologics Company (“BMS Biologics”), BMS and its affiliates currently are required to vote all of their shares of the Company’s common stock in the same proportion as the votes cast (including through written consents) by all of the Company’s other stockholders with respect to the election or removal of non-BMS-nominated directors.

Q: If I have already delivered a consent, is it too late for me to change my mind?

A: No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card, as discussed in the response to the following question.

Q: What is the effect of delivering a BLUE Consent Revocation Card?

A: By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Mr. Icahn. Even if you have not submitted a consent card, you may submit a BLUE Consent Revocation Card as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

Q: What should I do to revoke my consent?

A: Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the BLUE Consent Revocation Card. Then, sign, date and return the enclosed BLUE Consent Revocation Card today to Innisfree M&A Incorporated in the envelope provided. It is important that you date the BLUE Consent Revocation Card when you sign it.

If your shares are held in “street name,” only your broker or your bank can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a BLUE Consent Revocation Card on your behalf today.

Q: What happens if I do nothing?

A: As long as you do not execute and return any consent card which Mr. Icahn may request from you, you will effectively be voting AGAINST Mr. Icahn’s proposals, even if you do not return the enclosed BLUE Consent Revocation Card. We ask, however, that you return the enclosed BLUE Consent Revocation Card, whether or not you previously delivered a consent form to Mr. Icahn, as that will help us keep track of the progress of the consent process.

Q: Who will determine how many consents have been received?

A: We intend to retain an independent inspector to ensure an independent, accurate and verifiable tabulation of the results of Mr. Icahn’s consent solicitation.

Q: What happens if Mr. Icahn’s proposals pass?

A: If, within 60 days of the earliest dated consent delivered to the Company, Mr. Icahn delivers to the Company unrevoked consents setting forth the action proposed to be taken and representing a majority of the Company’s outstanding common stock, four members of the current Board that you elected and who are unaffiliated with Mr. Icahn will be removed and Mr. Icahn’s handpicked nominee will be elected to the Board, effectively giving Mr. Icahn, a minority stockholder, and directors selected by Mr. Icahn, control of the Board and your Company.

You should know that, in connection with his attempt to gain control of your Company, Mr. Icahn is not giving you anything in return—he is not offering to purchase any shares from you, and he is not offering to pay any control premium to you or any other ImClone Systems stockholders. The Consent Solicitation Committee, which has been charged by the Board with responding to Mr. Icahn’s consent solicitation, believes that the Company’s other stockholders should insist that Mr. Icahn pay them a control premium for the control he seeks with his proposals.

Q: What is the Consent Solicitation Committee’s position with respect to Mr. Icahn’s proposals?

A: The Consent Solicitation Committee has determined that Mr. Icahn’s proposals are not in the best interests of all ImClone Systems stockholders (although they may be in the best interests of Mr. Icahn) and that stockholders should REJECT the proposals. Our reasons are set forth above in the section of this Consent Revocation Statement entitled “Reasons to Reject Mr. Icahn’s Consent Solicitation Proposals.”

Q: Who should I call if I have questions about the solicitation?

A: Please call Innisfree M&A Incorporated toll free at (877) 800-5185 (banks and brokers call collect at: (212) 750-5833).

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law, the record date for determining the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to Mr. Icahn’s consent solicitation is the date fixed by the Company’s Board or, if no record date has been fixed by the Board, the first date on which a signed written consent setting forth the action taken or proposed to be taken in writing without a meeting is delivered to the Company in the manner required by Delaware law and the Company’s organizational documents. On October 3, 2006, the Board fixed October 3, 2006 as the record date for this solicitation. Therefore, the record date for purposes of determining stockholders entitled to execute, withhold or revoke consents relating to Mr. Icahn’s consent solicitation is October 3, 2006.  Only holders of record of common stock of the Company as of the close of business on the record date may execute, withhold or revoke consents with respect to Mr. Icahn’s consent solicitation.  As of October 3, 2006, there were 69,685,635 shares of common stock of the Company outstanding, each entitled to one consent per share.

Only stockholders of record as of the record date are eligible to execute, withhold and revoke consents in connection with Mr. Icahn’s proposals. Persons beneficially owning shares of the Company’s common stock (but not holders of record), such as persons whose ownership of the Company’s common stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Consent Revocation Card on their behalf in order to withhold or revoke their consents.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Sections 228 and 213 of the Delaware General Corporation Law, Mr. Icahn’s proposals will become effective if, within 60 days of the earliest dated consent delivered to the Company, valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s common stock outstanding as of the record date are delivered to the Company in accordance with Delaware law. A revocation of consent will be valid if it is delivered to the Company in accordance with Delaware law on or before the earlier of (i) the last day of such 60-day period and (ii) the date on which Mr. Icahn’s proposals become effective in accordance with the previous sentence. Upon receipt by the Company of the earliest dated consent that is signed by a stockholder of record as of the record date for this solicitation and that is otherwise valid under Delaware law, the Company will make a public announcement stating the date on which such 60-day period will expire.

Because Mr. Icahn’s proposals could become effective at any time following the commencement of Mr. Icahn’s solicitation, we urge you to act today to return the BLUE Consent Revocation Card.

Effect of BLUE Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a BLUE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Mr. Icahn. Stockholders are urged, however, to deliver all consent revocations to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022. The Company requests that if a revocation is instead delivered to Mr. Icahn, a copy of the revocation also be delivered to the Company, c/o Innisfree M&A Incorporated, at the address set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the BLUE Consent Revocation Card, you will be deemed to have revoked consent to all of Mr. Icahn’s proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Mr. Icahn or by delivering to Mr. Icahn a subsequently dated consent card that Mr. Icahn sent to you.

If any shares of common stock that you owned on the record date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of common stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o Innisfree M&A Incorporated, at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure such instructions are followed.

You have the right to revoke any consent you may have previously given to Mr. Icahn. To do so, you need only sign, date and return in the enclosed postage prepaid envelope the BLUE consent revocation card accompanying this consent revocation statement.  If you do not indicate a specific vote on the BLUE consent revocation card with respect to one or more of Mr. Icahn’s consent proposals, the consent revocation card will be used in accordance with the Consent Solicitation Committee’s recommendation to revoke any consent with respect to such proposals.

The Company has retained Innisfree M&A Incorporated to assist in communicating with stockholders in connection with Mr. Icahn’s consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, Innisfree M&A Incorporated will be pleased to assist you.  You may call Innisfree M&A Incorporated toll free at (877) 800-5185 (banks and brokers call collect at: (212) 750-5833).

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, reject the solicitation efforts of Mr. Icahn by promptly completing, signing, dating and mailing the enclosed BLUE Consent Revocation Card to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022. Call Innisfree M&A Incorporated toll free at (877) 800-5185 with any questions (banks and brokers call collect at: (212) 750-5833).

 Please be aware that if you sign a white consent card but do not check any of the boxes on the card, you will be deemed to have consented to Mr. Icahn’s proposals.

Results of Consent Revocation Statement

The Company intends to retain an independent inspector of elections in connection with Mr. Icahn’s solicitation. The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s current revocation solicitation (other than salaries and wages of officers and employees) will be approximately $900,000, of which approximately $550,000 has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations in person or by telephone or other forms of telecommunication.

This solicitation is being made by the Consent Solicitation Committee of your Board of Directors. The Company has retained Innisfree M&A Incorporated, as proxy solicitor at an estimated fee of $350,000, plus reasonable out-of-pocket expenses, including costs associated with contacting stockholders directly, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s common stock. Innisfree M&A Incorporated has advised the Company that approximately 75 to 100 of its employees will be involved in the solicitation of revocations by Innisfree M&A Incorporated, and on behalf of the Company. In addition, Innisfree M&A Incorporated, and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable regulations of the SEC, each director on the Consent Solicitation Committee and certain executive officers of the Company are deemed “participants” in the Company’s solicitation of revocations of consent. Please refer to the section entitled “Beneficial Ownership of Principal Holders, Directors and Executive Officers” and to Annex I (Certain Information Regarding Participants in this Consent Revocation Solicitation) for information about our directors and officers who may be deemed participants in the solicitation.

APPRAISAL RIGHTS

Holders of shares of common stock of the Company do not have appraisal rights under Delaware law in connection with this solicitation of revocations.

CURRENT DIRECTORS OF IMCLONE SYSTEMS

The names of the current members of the Board of Directors and certain information about them are set forth below:

Name	Age	Current Position with Company	Since
Andrew G. Bodnar, M.D., J.D. (1)	58	Director	2001
Alexander J. Denner, Ph.D (1)(2)(5)	37	Director	2006
Vincent T. DeVita, Jr., M.D. (1)(4)(5)(6)	71	Director	1992
John A. Fazio (3)(4)(6)	62	Director	2003
Joseph L. Fischer (6)	56	Director and Interim Chief Executive Officer	2003
Carl C. Icahn (4)(5)	70	Director	2006
William R. Miller (2)(3)(5)(6)	78	Director	1996
Richard C. Mulligan, Ph.D. (1)(4)	52	Director	2006
David Sidransky, M.D. (1)(5)	46	Director	2004
Charles Woler, M.D., Ph.D., M.B.A. (1)(3)	57	Director	2006

(1)                      Member of Research and Development Oversight Committee.

(2)                      Member of Compensation Committee.

(3)                      Member of Audit Committee.

(4)                      Member of Nominating and Corporate Governance Committee.

(5)                      Member of Chief Executive Officer Search Committee.

(6)                      Member of Consent Solicitation Committee

Each director holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Officers are appointed by and serve at the discretion of the Board of Directors. The Board of Directors has reviewed the independence of its incumbent directors under the applicable Nasdaq rules and listing standards currently in effect. Based on this review, the Board of Directors determined that each of Vincent T.

DeVita, John A. Fazio, Jr., M.D., William R. Miller, Dr. David Sidransky and Dr. Charles Woler is independent under those standards.  The Board of Directors also determined that Alexander J. Denner and Carl C. Icahn are independent under most of those standards, but are not independent under the standards applicable for membership on the Audit Committee.  The independence of Mr. Fischer shall be re-evaluated following any termination of his service as Interim Chief Executive Officer of the Company.

Pursuant to the Stockholder Agreement with BMS and BMS Biologics, BMS has the right to nominate two directors as long as its ownership interest in the Company is 12.5% or greater. As of September 29, 2006, BMS had an ownership interest of 17.07%, and therefore had the right to nominate two directors for election at the annual meeting of stockholders held on September 20, 2006 (the “2006 Annual Meeting”). BMS nominated only one director, Dr. Andrew Bodnar, for election at the 2006 Annual Meeting.

The Board of Directors nominated Drs. Denner, Mulligan and Woler, and Mr. Icahn, for election at the 2006 Annual Meeting pursuant to an agreement with Mr. Icahn.

Andrew G. Bodnar, M.D., J.D., 58, has served as a director of the Company since November 2001. Dr. Bodnar was designated and is being nominated as a director pursuant to the Stockholder Agreement among the Company, BMS and BMS Biologics. Dr. Bodnar is Senior Vice President, Strategy and Medical & External Affairs of BMS. Previously, Dr. Bodnar served as President, Oncology/Immunology and Worldwide Strategic Business Development for BMS’s Pharmaceutical Group. Prior to joining BMS, Dr. Bodnar was Associate Chief of Internal Medicine, Acting Chief of Cardiology and Director of the Internal Medicine Residency Program at Massachusetts General Hospital in Boston. Dr. Bodnar serves on the Board of Trustees of The New York Blood Center and The Fox Chase Cancer Center. Dr. Bodnar received his B.A. from Harvard College, his M.D. from Columbia University College of Physicians and Surgeons and his J.D. from Harvard Law School.

Alexander J. Denner, Ph.D., 37, has served as a director of the Company since May 2006. Dr. Denner serves as a Managing Director of entities affiliated with Carl Icahn, including Mr. Icahn Partners LP and Mr. Icahn Partners Master Fund LP. Mr. Icahn Partners LP and Mr. Icahn Partners Master Fund LP are private investment funds. From April 2005 to May 2006, Dr. Denner served as a portfolio manager specializing in healthcare investments for Viking Global Investors. Previously he served in a variety of roles at Morgan Stanley, beginning in 1996, including as portfolio manager of healthcare and biotechnology mutual funds. Dr. Denner currently serves as a director of HyperMed, Inc., a privately held company specializing in imaging platforms for medical and surgical applications. Dr. Denner received his S.B. degree from the Massachusetts Institute of Technology and his M.S., M.Phil. and Ph.D. degrees from Yale University.

Vincent T. DeVita, Jr., M.D., 71, has served as a director of the Company since February 1992. Dr. DeVita is the Amy and Joseph Perella Professor of Medicine and Professor of Epidemiology and Public Health at the Yale Cancer Center and Yale University School of Medicine, New Haven, Connecticut. From 1993 until 2003, Dr. DeVita served as a Director of the Yale Cancer Center. From September 1988 through June 1993, Dr. DeVita served as Attending Physician at Memorial Sloan-Kettering Cancer Center, New York, and through June 1991, as its Physician-in-Chief. From 1980 to 1988, he served under Presidential appointment as Director of the National Cancer Institute (“NCI”), where he had held various positions since 1966. During his years with the NCI, Dr. DeVita was instrumental in developing the first successful combination cancer chemotherapy program. This work ultimately led to effective regimens of curative chemotherapy for a variety of cancers. Dr. DeVita’s numerous awards include the 1990 Armand Hammer Cancer Prize and the 1982 Albert and Mary Lasker Medical Research Award for his contribution to the cure of Hodgkin’s disease. Dr. DeVita received his M.D. from the George Washington University School of Medicine, Washington, D.C. in 1961. Dr. DeVita is a director of Curagen Corp.

John A. Fazio, 62, has served as a director of the Company since February 2003. Mr. Fazio is a Certified Public Accountant and Certified Management Accountant and was with PricewaterhouseCoopers (“PwC”) from 1966 to 2000. As a Senior General Practice Partner, he served as the lead audit partner to a number of PwC’s key multinational and national clients. Mr. Fazio was also a National Business Leader in PwC’s pharmaceutical practice where he was responsible for developing and delivering services on business issues impacting the industry. As the head of PwC’s Strategic Risk Services practice, he managed a group of senior specialists to assist companies in identifying key risks within their businesses and to establish controls to mitigate such risks. Mr. Fazio is a director of Dendrite International, Inc. and Heidrick & Struggles International, Inc. Mr. Fazio earned his Bachelor of Science in Accounting from Penn State University in 1965 and a Masters Degree in Accounting from Ohio State University in 1967.

Joseph L. Fischer, 56, has served as a director of the Company since September 2003 and, on January 24, 2006, was named Interim Chief Executive Officer of the Company. During his 30 year career, Mr. Fischer has served in a variety of senior management positions, including international experience with the Dial Corporation and Johnson & Johnson (“J&J”). As a Senior Vice President of Dial Corporation, he directed the international expansion of Dial’s Consumer Products. Prior to working at Dial, Mr. Fischer spent over 14 years with J&J where he served in senior management positions in both finance and Global General management, most notably as Group President of Global Personal Care Products, President of J&J Canada, Managing Director of J&J Scandinavia and Vice President and Corporate Controller. Prior to J&J, he was a member of the research staff of the Financial Accounting Standards Board. Mr. Fischer became a CPA in New York. In 1972, he graduated with a Bachelor of Science in Accounting at Penn State University.

Carl C. Icahn, 70, has served as a director of the Company since September 2006.  Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since February 2005, Mr. Icahn has served as a director of CCI Onshore Corp. and CCI Offshore Corp., which are in the business of managing private investment funds, and from September 2004 to February 2005, Mr. Icahn served as the sole member of their predecessors, CCI Onshore LLC and CCI Offshore LLC, respectively. Mr. Icahn was also chairman of the board and president of Mr. Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Since 1994, Mr. Icahn has been the principal beneficial stockholder of American Railcar Industries, Inc., currently a publicly-traded company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, and has served as chairman of the board and as a director of American Railcar Industries, Inc. since 1994. Since November 1990, Mr. Icahn has been chairman of the board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership controlled by Mr. Icahn that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business, the casino entertainment business, and the home textile business. Mr. Icahn has been a director of Cadus Pharmaceutical Corporation, a firm that holds various biotechnology patents, since 1993. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino. Since September 29, 2000, Mr. Icahn has served as the chairman of the board of GB Holdings, Inc., which owns 41.7% of Atlantic Coast Holdings, Inc., which through its wholly-owned subsidiary, owns and operates The Sands casino in Atlantic City. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc. since February 2006, and was chairman of the board and a director of XO Communications, Inc. (XO Holdings’ predecessor) from January 2003 to February 2006. XO Holdings is a publicly-traded telecommunications services provider controlled by Mr. Icahn. In May 2005, Mr. Icahn became a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. Mr. Icahn received his B.A. from Princeton University.

William R. Miller, 78, has served as a director of the Company since June 1996. Mr. Miller served as Vice Chairman of the Board of Directors of BMS from 1985 until 1991, at which time he retired. Mr. Miller is the current Chairman of the Board of Vion Pharmaceuticals, Inc. He is immediate past Chairman of the Cold Spring Harbor Laboratory and is a past Chairman of the Board of the Pharmaceutical Manufacturers Association. Mr. Miller is a Trustee of the Manhattan School of Music, a director of the Opera Orchestra of New York and a Managing Director of the Metropolitan Opera Association. He is a member of Oxford University Chancellor’s Court of Benefactors, Honorary Fellow of St. Edmund Hall and Chairman of the English-Speaking Union of the United States. Mr. Miller earned his B.A. in Philosophy, Politics and Economics in 1952 at St. Edmund Hall, Oxford University, Oxford, England and his M.A. in 1956 from Oxford University.

Richard C. Mulligan, Ph.D., 52, has served as a director of the Company since September 2006.  Professor Mulligan the Mallinckrodt Professor of Genetics at Harvard Medical School, and Director of the Harvard Gene Therapy Initiative. Professor Mulligan received his B.S. degree from the Massachusetts Institute of Technology, and his Ph.D. from the Department of Biochemistry at Stanford University School of Medicine. After receiving postdoctoral training at the Center for Cancer Research at MIT, Professor Mulligan joined the MIT faculty and subsequently was appointed Professor of Molecular Biology and Member of the Whitehead Institute for Biomedical Research before moving to Children’s Hospital and Harvard in 1996. His honors include the MacArthur Foundation

Prize, the Rhodes Memorial Award of the American Association for Cancer Research, the ASMB-Amgen Award, and the Nagai Foundation International Prize. Professor Mulligan has been associated with a number of biotechnology companies, including Somatix Therapy Corporation (as founder and member of the Scientific Advisory Board and Board of Directors, and Chief Scientific Officer), Cell Genesys (as member of the Scientific Advisory Board) and the Company, where he served on the Scientific Advisory Board. He has also served on the National Institutes of Health’s Recombinant DNA Advisory Committee and on the U.S. Food and Drug Administration Biological Response Modifiers Advisory Committee.

David Sidransky, M.D., 46, has served as a director of the Company since January 2004. From June 15, 2005 to September 20, 2006, Dr. Sidransky served as Vice Chairman of the Board of Directors. Dr. Sidransky is the Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine. He is a founder of several private biotechnology companies and has served on scientific advisory boards of many private and publicly traded companies, including MedImmune Inc., Telik Inc., Roche, and Amgen Inc. Dr. Sidransky is also a director of Alfacell Inc. He was formerly on the Board of Scientific Counselors at the National Institute of Dental and Craniofacial Research and a member of the Recombinant DNA Advisory Committee at the National Institute of Health. Dr. Sidransky serves on numerous editorial boards and is Senior Editor of Clinical Cancer Research. In addition, he is a Professor of Oncology, Otolaryngology-Head and Neck Surgery, Cellular & Molecular Medicine, Urology, Genetics, and Pathology at Johns Hopkins University and Hospital. Dr. Sidransky is certified in Internal Medicine and Medical Oncology by the American Board of Medicine. He has over 250 peer-reviewed publications, and has contributed more than 40 cancer reviews and chapters and also has numerous issued biotechnology patents. He has been the recipient of many awards and honors, including the 1997 Sarstedt International Prize from the German Society of Clinical Chemistry, the 1998 Alton Ochsner Award Relating Smoking and Health by the American College of Chest Physicians and the 2004 Hinda and Richard Rosenthal Award from the American Association of Cancer Research. Dr. Sidransky received his B.A. from Brandeis University and his M.D. from the Baylor College of Medicine.

Charles Woler, M.D., Ph.D., M.B.A, 57, has served as a director of the Company since September 2006.  Dr. Woler has served as the Chief Executive Officer of Neuro3d since September 2000 and, from September 2000 until September 2005, also served as its Chairman of the Board. Neuro3d is a biopharmaceutical company focused on discovery and development of treatments for psychiatric disorders such as schizophrenia, depression and anxiety. Dr. Woler has also served as Operating Partner Healthcare at Duke Street Capital since July 2005. Dr. Woler is the Vice Chairman of France Biotech, an association representing the French biotechnology industry, and is a director of HemoSystem, a privately-held company specializing in the detection of bacteria in blood products. Previously, he served as Chief Executive Officer of Cadus Corporation, as Chief Executive Officer and Chairman of Roche, France, an affiliate of F. Hoffmann-LaRoche Ltd., and as Chairman, Europe Pharmaceuticals, SmithKline Beecham. Dr. Woler received his M.D. and M.B.A. from the University of Paris and his Ph.D. from the University of Lyon.

Meetings and Committees of the Board of Directors

During 2005, the Board of Directors met 17 times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he served as a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served).

The Board of Directors currently has six standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Research and Development Oversight Committee, the Chief Executive Officer Search Committee and the Consent Solicitation Committee, which the Board formed in October 2006 to respond to Mr. Icahn’s consent solicitation. The Head and Neck Committee, which was established by the Board in 2004, and the Executive Committee, which was established by the Board in 2005, were disbanded in 2006. Dr. Sidransky was the sole member of the Head and Neck Committee, while Messrs. Kies and Fischer and Dr. Sidransky served on the Executive Committee.

On October 9, 2006, the Chairman of the Board, Mr. Kies, resigned as a director.  The Board has not yet elected a new Chairman. The Chairman of the Board, among other things, sets Board meeting agendas, facilitates communication among directors, works with the Chief Executive Officer, or Interim Chief Executive Officer as the case may be, to ensure appropriate information flow to the Board, and chairs executive sessions of the independent directors when appropriate. Assignments to, and chairs of, the committees are recommended by the Nominating and Corporate Governance Committee and are selected by the Board. All committees report on their activities to the Board.

Audit Committee.   The Audit Committee monitors the integrity of the Company’s financial statements, the independence, qualifications and performance of the independent registered public accounting firm, the performance of the Company’s internal auditors and the effectiveness of the Company’s disclosure controls and internal control over financial reporting. The Audit Committee is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of, the Company’s independent registered public accounting firm. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee operates under a written charter approved by the Board on August 14, 2003, as amended and restated. The amended and restated charter is posted on the Company’s website at www.imclone.com. The Audit Committee met nine times during fiscal year 2005. Until September 20, 2006, the members of the Audit Committee were John A. Fazio (Chairman), William W. Crouse and William R. Miller. As of September 20, 2006, Dr. Charles Woler was appointed to the Committee.  As of October 9, 2006, Mr. Crouse resigned as a director of the Company and ceased to be a member of the Committee.  Each of the members of the Audit Committee is independent under Rule 10A-3(b)(1) promulgated by the SEC under the Exchange Act and Nasdaq rules and listing standards currently in effect. The Board has determined that Mr. Fazio is an audit committee financial expert.

Compensation Committee.   The Compensation Committee reviews and approves compensation and benefits policies and objectives, concludes whether the Company’s officers, directors and employees are compensated according to these policies and objectives, and carries out the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee operates under a written charter approved by the Board on November 20, 2002, as amended and restated. The charter is posted on the Company’s website at www.imclone.com. The Compensation Committee met ten times during fiscal year 2005. Until September 20, 2006, the Compensation Committee consisted of William R. Miller (Chairman), William W. Crouse, David M. Kies and Dr. David Sidransky. As of September 20, 2006, Alexander J. Denner was appointed to the Committee and Dr. Sidransky ceased to be a member of the Committee.  As of October 9, 2006, Messrs. Kies and Crouse resigned as directors of the Company and ceased to be members of the Committee.  Each of the members of the Compensation Committee is independent under Nasdaq rules and listing standards currently in effect.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee is composed solely of independent directors meeting the independence requirements of Nasdaq. The Nominating and Corporate Governance Committee met two times during fiscal year 2005. Until June 15, 2005, the Nominating and Corporate Governance Committee consisted of Messrs. David M. Kies (Chairman) and William R. Miller and Dr. David Sidranksy. As of June 15, 2005, Dr. Vincent DeVita and Mr. John A. Fazio were appointed to the Committee and Mr. Miller and Dr. Sidransky ceased to be members of the Committee. As of September 20, 2006, Carl C. Icahn and Professor Richard C. Mulligan were appointed to the Committee. As of October 9, 2006, Mr. Kies resigned as a director of the Company and ceased to be a member of the Committee.  The Nominating and Corporate Governance Committee operates under a written charter adopted on November 20, 2002, as amended, which is posted on the Company’s website at www.imclone.com.

The Nominating and Corporate Governance Committee seeks to create a Board of Directors that is strong in its collective judgment, skill, diversity and experience in the biopharmaceutical, medical research or oncology industries, in its accounting and finance expertise and in its business judgment. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of the Board of Directors and the Company at that time given the then current mix of director attributes, and the extent to which the candidate otherwise would be a desirable addition to the Board of Directors and any committees of the Board of Directors. The composition of the Board of Directors should balance the following goals: the size of the Board of Directors should facilitate substantive discussions of the whole Board of Directors in which each director can participate meaningfully; the composition of the Board of Directors should encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business; and a majority of the Board of Directors shall consist of directors who are neither officers nor employees of the Company or its subsidiary, nor have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise independent under Nasdaq and SEC rules.

In evaluating current directors for re-nomination to the Board of Directors, the Nominating and Corporate Governance Committee assesses the performance of each such director, as well as the challenges and needs of the Company.

General criteria for the nomination of director candidates include:

•                  Personal qualities, characteristics, accomplishments and reputation in the business, scientific, and/or medical communities;

•                  The ability and willingness to commit adequate time to Board of Directors and committee matters;

•                  The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board of Directors that is effective, collegial and responsive to the needs of the Company; and

•                  A diversity of viewpoints, background, experience and other factors.

The Nominating and Corporate Governance Committee will ensure that a majority of the directors on the Board of Directors are independent in accordance with Nasdaq listing criteria. It also must ensure that the members of the Board of Directors maintain the requisite qualifications under Nasdaq listing standards and SEC rules for membership on the Audit, Compensation, and Nominating and Corporate Governance Committees.

The Nominating and Corporate Governance Committee will consider nominations submitted by stockholders under the same standards applicable to other candidates for director.  The Nominating and Corporate Governance Committee considers nominations for director made by stockholders of the Company in accordance with the procedures for submission of proposals at annual or special meetings of stockholders set forth in the Company’s by-laws. Such procedures require that notice by any stockholder be delivered to the Secretary of the Company not less than 60 nor more than 90 days prior to the date of the Annual Meeting, which notice shall include a statement in writing setting forth the name and address of the person to be nominated as director, the number and class of all shares of each class of stock of the Company beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any regulation subsequently adopted by the SEC applicable to the Company), and such person’s signed consent to serve as a director of the Company if elected. If the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first announced or disclosed.

The Nominating and Corporate Governance Committee currently employs a search firm to assist it in identifying candidates for director. The Committee also receives suggestions for director candidates from members of the Board of Directors.

The Nominating and Corporate Governance Committee is also charged with annually leading the Board in a self-evaluation to determine if it is functioning effectively, and with periodically reviewing the size and responsibilities of the Board.

With respect to corporate governance matters, the Nominating and Corporate Governance Committee has developed, and the Board has approved, the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and other key governance codes, such as the Company’s Corporate Compliance Program. At least annually, the Committee reviews and reassesses the adequacy of these codes and recommends proposed revisions to the Board. The Committee is also responsible for tasks assigned to it in the Company’s codes, including monitoring the Company’s compliance efforts. In addition, the Committee reviews requests for waivers of the Company’s codes for the Company’s directors, executive officers and other senior financial officers and makes related recommendations to the Board.

Research and Development Oversight Committee.   The Research and Development Oversight Committee is responsible for overseeing the Company’s research and development. The Research and Development Oversight Committee operates under a written charter adopted by the Board on May 11, 2005, as amended. The charter is posted on the Company’s website at www.imclone.com. The Research and Development Oversight Committee met four times during fiscal year 2005. Until September 20, 2006, the members of the Committee were Dr. Vincent T. DeVita Jr. (Chairman), Dr. Andrew G. Bodnar and Dr. David Sidransky. As of September 20, 2006, Alexander J. Denner, Richard C. Mulligan and Dr. Charles Woler were appointed to the Committee and Dr. Sidransky replaced Dr. DeVita as Chairman of the committee.

Attendance at Annual Meeting

There is no Company policy requiring directors to attend annual meetings of stockholders, but directors are encouraged to attend the annual meetings at which they stand for election or re-election.  At the Company’s 2006 Annual Meeting of Stockholders, all of the directors who were standing for re-election to the Board attended the meeting.

Communicating with our Board Members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard either by the Board or by individual directors, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the ImClone Systems Incorporated Board of Directors, c/o the Corporate Secretary, 180 Varick Street, New York, New York 10014. The Corporate Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, as appropriate.

In addition, any person, whether or not an employee, who has a concern about the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at 180 Varick Street, New York, New York 10014.

EXECUTIVE OFFICERS

The following table sets forth certain information about the executive officers of the Company as of October 3, 2006.

Name	Age	Title
Michael P. Bailey	41	Senior Vice President, Commercial Operations
Richard Crowley	50	Senior Vice President, Biopharmaceutical Operations
Joseph L. Fischer	56	Interim Chief Executive Officer
Philip Frost, M.D., Ph.D.	66	Executive Vice President, Chief Scientific Officer
Daniel J. O’Connor	42	Vice President, Interim General Counsel and Secretary
Eric K. Rowinsky, M.D.	50	Senior Vice President, Chief Medical Officer
Ana I. Stancic	49	Senior Vice President, Finance

Michael P. Bailey, 41, has served as Senior Vice President, Commercial Operations since August 2006.  In this role, Mr. Bailey is principally responsible for the Company’s efforts in the marketing and sale of Erbitux®.  Mr. Bailey joined ImClone Systems in 1999 and, in 2003, was promoted to Vice President, Marketing.  Before joining ImClone Systems, Mr. Bailey served as a Group Product Manager at Genentech Inc., where he was responsible for the company’s efforts in the development of its cardiovascular product portfolio.  Prior to Genentech, Mr. Bailey served in a variety of marketing, sales and strategic planning positions at SmithKline Beecham (now GlaxoSmithKline).  Mr. Bailey received his B.S. degree with honors from Saint Lawrence University and his M.B.A. degree with honors from the University of Notre Dame Graduate School of Business.

Richard Crowley, 50, has served as Senior Vice President, Biopharmaceutical Operations, since February 2006. In this role, Mr. Crowley oversees the Company’s biologics manufacturing operations, which include the manufacturing, process development, engineering and facilities, quality control and quality assurance departments.

Mr. Crowley joined the Company in January 2000 as Assistant Vice President, Manufacturing and was promoted to Vice President, Manufacturing and General Manager in June 2001. Prior to joining the Company, Mr. Crowley served in a variety of positions at BASF, Genencor International, Eastman Kodak and Monsanto. Most recently, he served as Director of Biologics Manufacturing at BASF Bioresearch Corp., where he was responsible for the construction and operation of a multi-product biopharmaceutical GMP clinical pilot/production facility.

Joseph L. Fischer, 56, Interim Chief Executive Officer.  The term of office and past business experience of Mr. Fischer are described under “Current Directors of ImClone Systems”.

Philip Frost, M.D., Ph.D., 66, joined the Company as Executive Vice President, Chief Scientific Officer on March 1, 2005. Dr. Frost served as Interim Chief Executive Officer of the Company from November 10, 2005 to January 23, 2006. Prior to joining the Company, he was Vice President, Oncology at Wyeth Pharmaceuticals from 1995 to 2005. His group was responsible for expanding Wyeth’s oncology portfolio with 23 compounds. From 1992 to 1994, he served as Vice President, Oncology at Sandoz Pharmaceuticals (now Novartis). Before entering the industry, Dr. Frost was an endowed professor of Cell Biology and Medicine at the MD Anderson Cancer Center. Dr. Frost earned his B.A. from Yeshiva College, his M.D. from the State University of New York at Buffalo and his Ph.D. from the Council of National Academic Awards, London, England.

Daniel J. O’Connor, 42, has served as the Company’s Interim General Counsel and Secretary since September 2006.  Mr. O’Connor had previously served as Vice President, Legal since January 2006.  He joined the Company in January 2003 as Senior Director, Legal and was promoted to Assistant Vice President in August 2004.  In the four years prior to joining the Company, Mr. O’Connor was the General Counsel of PharmaNet, Inc., an international contract research organization.  From 1996 until 1998, Mr. O’Connor served as an Assistant Prosecutor in New Jersey.  From 1995 until 1996, he served as a Superior Court of New Jersey law clerk.  Mr. O’Connor is a veteran of the United States Marine Corps, achieving the rank of Captain, and served in Southwest Asia during operation Desert Shield.  He is a 1987 graduate of Boston University and a 1995 graduate from the Dickinson School of Law and is licensed to practice law in New Jersey and Pennsylvania.

Eric K. Rowinsky, M.D., 50, has served as the Company’s Senior Vice President, Chief Medical Officer since February 2005. He is also a Clinical Professor of Medicine (Division of Medical Oncology) at the University of Texas Health Science Center, San Antonio, Texas. More recently, Dr. Rowinsky held the position of Director of the Institute of Drug Development at the Cancer Therapy and Research Center’s Institute for Drug Development (“IDD”) from 2002 to 2004 and was the Director of Clinical Research at the IDD from 1996 to 2002. In addition, he held the SBC Endowed Chair for Early Drug Development at the IDD. Dr. Rowinsky also served as an Associate Professor of Oncology at Johns Hopkins University until 1996. Dr. Rowinsky’s research and clinical interests include preclinical, translational, and early clinical and pharmacological studies of novel anticancer drugs, as well as discerning and evaluating developmental and regulatory strategies. He is the Editor-in-Chief of Investigational New Drugs, and an Associate Editor of Cancer Research, Clinical Cancer Research, Annals of Oncology, and several other oncology journals. He serves on the Board of Scientific Counselors of the National Cancer Institute. Dr. Rowinsky received a B.A. degree from New York University and an M.D. degree from the Vanderbilt University School of Medicine. Following his residency in internal medicine, he completed fellowship training in medical oncology at the Johns Hopkins University School of Medicine.

Ana I. Stancic, 49, was promoted to Senior Vice President, Finance in September 2006, having joined the Company as Vice President, Controller and Chief Accounting Officer on February 4, 2004, and having been named Vice President, Finance and Chief Accounting Officer in July 2006. Prior to joining the Company, Ms. Stancic was Vice President and Controller at Savient Pharmaceuticals, Inc from 2003 to February 2004. Ms. Stancic was Vice President and Chief Accounting Officer at Ogden Corporation from 1999 to 2002 and Regional Chief Financial Officer at OmniCare, Inc. from 1997 to 1999. In her current and former positions, Ms. Stancic is and was responsible for matters in the areas of corporate finance including financial reporting, treasury function, acquisitions, budgeting, financial risk management and/or corporate governance. Ms. Stancic began her career in 1985 at PricewaterhouseCoopers in the Assurance practice where she had responsibility for international and national companies in the pharmaceutical and services industries. Ms. Stancic is a Certified Public Accountant and holds an M.B.A. degree from Columbia Business School.

Information Concerning Former Executive Officers

Michael J. Howerton, 54, has given notice that he is resigning from the Company effective as of October 13, 2006.  He was named Senior Vice President, Chief Financial Officer in June 2004. Beginning in May 2003, he served as Vice President, Finance and Business Development, Acting Chief Financial Officer and Secretary.  He joined the Company in August 2001 as Vice President, Business Development.

Daniel S. Lynch, 48, terminated employment with the Company effective as of November 10, 2005. Prior to his termination, he had served as a director and Chief Executive Officer of the Company since February 2004. He joined the Company in April 2001 as its Vice President, Finance and Chief Financial Officer, later becoming Senior Vice President, Finance and Chief Financial Officer and Senior Vice President and Chief Administrative Officer.

Ronald A. Martell, 44, resigned from the Company effective as of August 7, 2006. Prior to his resignation, he had served as Senior Vice President, Commercial Operations since January 2004. Mr. Martell joined the Company in 1998 as Vice President, Marketing.

Erik D. Ramanathan, J.D., 35, has given notice that he is resigning from the Company effective as of October 20, 2006.  He was named Senior Vice President, Legal, in April 2006, and served as the Company’s General Counsel from September 2004 to September 2006.

S. Joseph Tarnowski, Ph.D., 53, resigned from the Company effective as of February 22, 2006. Prior to his resignation, he had served as Senior Vice President, Manufacturing Operations and Product Development since April 2001. He was Vice President, Product and Process Development from January 1999 through April 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Bristol-Myers Squibb Company

One of the Company’s directors, Dr. Andrew G. Bodnar, is also an officer of BMS, a Delaware corporation. The Company’s relationship with BMS is described below.

On September 19, 2001, the Company entered into an acquisition agreement (the “Acquisition Agreement”) with BMS and BMS Biologics, a Delaware corporation which is a wholly-owned subsidiary of BMS, providing for the tender offer by BMS Biologics to purchase up to 14,392,003 shares of the Company’s common stock for $70.00 per share, net to the seller in cash. The tender offer by BMS Biologics, available to all stockholders, allowed for the Company’s then-current employees and directors who held exercisable options to purchase the Company’s shares of common stock having exercise prices less than $70.00 per share to conditionally exercise any or all of those options and tender the underlying shares in the tender offer. In connection with the Acquisition Agreement, the Company entered into the Stockholder Agreement, pursuant to which the Company agreed with BMS and BMS Biologics to various arrangements regarding the respective rights and obligations of each party with respect to, among other things, the ownership of shares of the Company’s common stock by BMS and BMS Biologics. The Stockholder Agreement also sets forth BMS’s (i) limitation on additional purchases of shares, (ii) option to purchase shares in the event of dilution and (iii) restrictions as to transfer of shares. Concurrently with the execution of the Acquisition Agreement and the Stockholder Agreement, the Company entered into a development, promotion, distribution and supply agreement (the “Commercial Agreement”) with BMS and E.R. Squibb & Sons, L.L.C. (“E.R. Squibb”), a Delaware limited liability company which is a wholly-owned subsidiary of BMS, relating to Erbitux®, the Company’s lead therapeutic product, pursuant to which, among other things, the parties are co-developing and co-promoting Erbitux® in the United States and Canada, and co-developing and co-promoting Erbitux® in Japan (either together or co-exclusively with Merck KGaA).

On March 5, 2002, the Company amended the Commercial Agreement with E.R. Squibb and BMS. The amendment changed certain economics of the Commercial Agreement and expanded the clinical and strategic role of BMS in the Erbitux® development program. One of the principal economic changes to the Commercial Agreement resulted in the Company’s receipt of $140,000,000 on March 7, 2002, and an additional payment of $60,000,000 on March 5, 2003, in lieu of the $300,000,000 payment the Company would have received on acceptance by the United States Food and Drug Administration (“FDA”) of the Erbitux® biologics license application under the original terms of the Commercial Agreement. In addition, the Company agreed to resume construction of the Company’s multiple product facility, BB50, as soon as reasonably practicable after the execution of the amendment.

On October 29, 2001, pursuant to the Acquisition Agreement, BMS Biologics accepted for payment, pursuant to the tender offer, 14,392,003 shares of the Company’s common stock on a pro rata basis from all tendering stockholders and those conditionally exercising stock options.

The Stockholder Agreement gave BMS the right to nominate two directors so long as its ownership interest in the Company is 12.5% or greater. Initially, BMS designated Dr. Peter S. Ringrose, BMS’s former Chief Scientific Officer and President, Pharmaceutical Research Institute, and Dr. Andrew G. Bodnar, BMS’s Senior Vice President, Strategy and Medical & External Affairs, as the BMS directors. BMS continues to have an ownership interest greater than 12.5% and to possess the right to nominate two directors. However, BMS has not yet nominated a replacement to fill the seat on the Board vacated by Dr. Ringrose, who retired in 2002 from his position at BMS, and also resigned from his director position with the Company.

In exchange for the rights granted to BMS under the amended Commercial Agreement, the Company has received up-front and milestone payments totaling $900,000,000 in the aggregate, of which $200,000,000 was received on September 19, 2001, $140,000,000 was received on March 7, 2002, $60,000,000 was received on March 5, 2003, $250,000,000 was received on March 12, 2004 and $250,000,000 was received on March 31, 2006. No such further payments are contemplated by the Commercial Agreement. All such payments are non-refundable and non-creditable. Except for the Company’s expenses incurred pursuant to a co-promotion option that the Company has exercised, E.R. Squibb is responsible for 100% of the distribution, sales and marketing costs for Erbitux® in the United States and Canada, and the Company and E.R. Squibb will each be responsible for 50% of the distribution, sales, marketing costs and other related costs and expenses in Japan. The Commercial Agreement provides that E.R. Squibb shall pay the Company distribution fees based on a percentage of annual sales of Erbitux® by E.R. Squibb in the United States and Canada. The distribution fee is 39% of net sales in the United States and Canada. The Commercial Agreement also provides that the distribution fees for the sale of Erbitux® in Japan by E.R. Squibb or the Company shall be equal to 50% of operating profit or loss with respect to such sales for any calendar month. In the event of an operating profit, E.R. Squibb shall pay the Company the amount of such distribution fee, and in the event of an operating loss, the Company shall credit E.R. Squibb the amount of such distribution fee. The Commercial Agreement provides that the Company shall be responsible for the manufacture and supply of all requirements of Erbitux® in bulk form for clinical and commercial use in the United States, Canada and Japan and that E.R. Squibb shall purchase all of its requirements of Erbitux® in bulk form for commercial use from the Company. The Company shall supply Erbitux® in bulk form for clinical use at the Company’s fully burdened manufacturing cost plus a mark-up of 10%. In addition to the up-front and milestone payments, distribution fees for the United States, Canada and Japan and the 10% mark-up on the commercial supply of Erbitux, E.R. Squibb is also responsible for 100% of the cost of all clinical studies, other than those studies undertaken post-launch which are not pursuant to an investigational new drug application (e.g. phase IV studies), the cost of which shall be shared equally between E.R. Squibb and the Company, or as otherwise agreed. As between E.R. Squibb and the Company, each will be responsible for 50% of the cost of all clinical studies in Japan. The Company has also agreed, and may agree in the future, to share with E.R. Squibb, on terms other than the foregoing, costs of clinical trials that the Company believes are not potentially registrational but should be undertaken prior to launch in the United States, Canada or Japan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC reports of ownership of the Company’s securities and changes in reported ownership. Executive officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met, other than a Form 4 filing by Mr. Erik D. Ramanathan not being timely filed, by two days, owing to an administrative error.

BENEFICIAL OWNERSHIP OF PRINCIPAL HOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Principal Holders

The following table shows the amount of the Company’s common stock beneficially owned by each person or group who is known by the Company, in reliance on Schedules 13D and 13G filed with the SEC, to beneficially own more than 5% of the Company’s outstanding shares of common stock. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote or dispose of and stock options that are exercisable within 60 days thereafter. Unless otherwise indicated below or in the applicable Schedule 13D or 13G filing, each person named below holds sole investment and voting power, other than the powers that may be shared with the person’s spouse under applicable law.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)(2)
Bristol-Myers Squibb Company(3) 345 Park Avenue New York, NY 10154	14,392,003	17.02%
CAM North America, LLC, Smith Barney Fund Management LLC and Salomon Brothers Asset Management Inc., as a group(4) 399 Park Avenue New York, NY 10022	9,517,940	11.26%
Carl C. Icahn et al.(5) c/o Mr. Icahn Associates Corp. 767 Fifth Avenue, Suite 4700 New York, NY 10153	11,670,188	13.80%
Capital Group International, Inc.(6) 11100 Santa Monica Boulevard Los Angeles, CA 90025	6,137,230	7.26%
FMR Corp.(7) 82 Devonshire Street Boston, MA 02109	5,724,864	6.77%

(1)                      The percentage of voting stock owned by each stockholder or group is calculated by dividing: (1) the number of shares deemed to be beneficially held by such stockholder or group as of September 29, 2006, as determined in accordance with Rule 13d-3 under the Exchange Act; by (2) the sum of (A) 84,544,193, which is the number of shares of common stock outstanding as of September 29, 2006; plus (B) the number of shares of common stock issuable upon the exercise of options and other derivative securities, if any, exercisable between September 29, 2006 and November 28, 2006 held by the stockholder or group.

(2)                      The stockholder’s percentage of beneficial ownership of the class is current as of September 29, 2006 and therefore may not reflect the percentage reported in the stockholder’s latest Schedule 13G or Schedule 13D filing filed prior to September 29, 2006.

(3)                      This information is furnished in reliance on Amendment No. 3 to the stockholder’s Schedule 13D filed with the SEC on February 1, 2006.

(4)                      This information is furnished in reliance on the stockholders’ Schedule 13D filed with the SEC on September 28, 2006.  The foregoing Schedule 13D includes beneficial ownership of CAM North America, LLC in the amount of 9,384,943 shares of common stock, or 11.10% of the Company’s common stock as of September 29, 2006.

(5)                      This information is furnished in reliance on the stockholder’s Schedule 13D/A filed with the SEC on September 28, 2006. The foregoing Schedule 13D/A reflects beneficial ownership of Barberry Corp, together with its affiliates Hopper Investments LLC and High River Limited Partnership, in the amount of 6,205,134 shares of common stock, or 7.34% of the Company’s common stock as of September 29, 2006 (inclusive of amounts held by Hopper Investments LLC and High River Limited Partnership). See the Schedule 13D/A filing for certain disclaimers of beneficial ownership.

(6)                      This information is furnished in reliance on the stockholder’s Schedule 13G filed with the SEC on February 9, 2006. The foregoing Schedule 13G reflects beneficial ownership of Capital Guardian Trust Company in the amount of 5,809,230 shares of common stock, or 6.87% of the Company’s common stock as of September 29, 2006. See the Schedule 13G filing for certain disclaimers of beneficial ownership.

(7)                    This information is furnished in reliance on Amendment No. 9 to the stockholder’s Schedule 13G, filed with the SEC on February 14, 2006.

Directors and Executive Officers

The following table shows certain information regarding the amount of the Company’s common stock beneficially owned as of September 29, 2006 by the members of the Company’s Board of Directors, the Company’s named executive officers and the directors and executive officers of the Company as a group.

Name, Address and Position(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Andrew G. Bodnar, M.D., J.D. Director	185,000	(4)	*
William W. Crouse, Former Director	123,434	(5)	*
Alexander J. Denner, Ph.D., Director	8,315	(6)	*
Vincent T. DeVita, Jr., M.D. Director	292,555	(7)	*
John A. Fazio, Director	122,833	(8)	*
Joseph L. Fischer, Interim Chief Executive Officer and Director	136,061	(9)	*
Carl C. Icahn, Director	11,670,832	(10)	13.80%
David M. Kies, Former Director and Chairman of the Board	595,575	(11)	*
William R. Miller, Director	257,111	(12)	*
Richard C. Mulligan, Ph.D., Director	644	(13)	*
David Sidransky, M.D., Director	125,934	(14)	*
Charles Woler, M.D., Ph.D., M.B.A., Director	644	(15)	*
Philip Frost, M.D., Ph.D., Executive Vice President, Chief Scientific Officer (Former Interim Chief Executive Officer)	100,000	(16)	*
Eric Rowinsky, M.D., Senior Vice President, Chief Medical Officer	76,200	(17)	*
Michael J. Howerton, Senior Vice President, Chief Financial Officer	166,100	(18)	*
Daniel S. Lynch, Former Chief Executive Officer and Director	881,500	(19)	1.04%
S. Joseph Tarnowski, Ph.D., Former Senior Vice President, Manufacturing Operations and Product Development	247,357	(20)	*
Ronald A. Martell, Former Senior Vice President, Commercial Operations	262,422	(21)	*
All Directors and Executive Officers as a Group (18 persons)	15,252,217	(22)	17.57%

* Less than 1%.

(1)                      Unless otherwise noted, each person’s address is in care of ImClone Systems Incorporated, 180 Varick Street, New York, NY 10014.

(2)                      Unless otherwise noted, consists of both the number of shares that an individual has the power to vote or dispose of and stock options that are exercisable between September 29, 2006 and November 28, 2006.

(3)                      The percentage of voting stock owned by each stockholder or group is calculated by dividing: (1) the number of shares deemed to be beneficially held by such stockholder or group as of September 29, 2006, as determined in accordance with Rule 13d-3 under the Exchange Act; by (2) the sum of (A) 84,544,193, which is the number of shares of common stock outstanding as of September 29, 2006; plus (B) the number of shares of common stock issuable upon the exercise of options and other derivative securities, if any, exercisable between September 29, 2006 and November 28, 2006 held by the stockholder or group. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, other than the powers that may be shared with the person’s spouse under applicable law.

(4)                      Address is in care of Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Consists of 185,000 shares issuable upon the exercise of options exercisable as of November 28, 2006.

(5)                      Consists of 123,434 shares issuable upon the exercise of options exercisable as of November 28, 2006, with 25,000 of such options being subject to the restrictions on sales, transfers, pledges and other dispositions set forth in the lock-up agreement between the individual and the Company dated December 21, 2005, as discussed in greater detail in the Company’s Current Report on Form 8-K filed on December 21, 2005 (the “Lock-Up Restrictions”).  Mr. Crouse resigned as a director of the Company on October 9, 2006.

(6)                      Consists of 8,315 shares issuable upon the exercise of options exercisable as of November 28, 2006.

(7)                      Includes 235,000 shares issuable upon the exercise of options exercisable as of November 28, 2006.

(8)                      Consists of 122,833 shares issuable upon the exercise of options exercisable as of November 28, 2006.

(9)                      Includes 135,761 shares issuable upon the exercise of options exercisable as of November 28, 2006, with 12,500 of such options being subject to the Lock-Up Restrictions.

(10)                This information is furnished in reliance on the Schedule 13D/A filed with the SEC on September 28, 2006 by Mr. Icahn and certain affiliated parties. See the Schedule 13D/A filing for certain disclaimers of beneficial ownership.  Also includes 644 shares issuable upon the exercise of options exercisable as of November 28, 2006.

(11)                Includes 245,467 shares issuable upon the exercise of options exercisable as of November 28, 2006; 26,700 shares held by a family foundation of which Mr. Kies is one of the trustees; 16,400 shares held as co-trustee for a trust for Mr. Kies’ eldest minor son; and 615 shares held by Mr. Kies’ spouse as to which Mr. Kies disclaims beneficial ownership. Mr. Kies resigned as a director and chairman of the Company on October 9, 2006.

(12)                Includes 135,000 shares issuable upon the exercise of options exercisable as of November 28, 2006.

(13)                Consists of 644 shares issuable upon the exercise of options exercisable as of November 28, 2006.

(14)                Consists of 125,934 shares issuable upon the exercise of options exercisable as of November 28, 2006, with 25,000 of such options being subject to the Lock-Up Restrictions.

(15)                Consists of 644 shares issuable upon the exercise of options exercisable as of November 28, 2006.

(16)                Consists of 100,000 shares issuable upon the exercise of options exercisable as of November 28, 2006, with 75,000 of such options being subject to the Lock-Up Restrictions.

(17)                Includes 75,000 shares issuable upon the exercise of options exercisable as of November 28, 2006, with 56,250 of such options being subject to the Lock-Up Restrictions.

(18)                This number represents Mr. Howerton’s common stock beneficial ownership as of September 29, 2006.  Consists of 166,000 shares issuable upon the exercise of options exercisable as of September 29, 2006, none of which shall be outstanding as of November 28, 2006, and with 28,750 of such options being subject to the Lock-Up Restrictions, and 100 shares held by Mr. Howerton’s spouse as to which Mr. Howerton disclaims beneficial ownership.  Mr. Howerton has given notice that he is resigning from the Company effective October 13, 2006.

(19)                This number represents Mr. Lynch’s common stock beneficial ownership as of November 10, 2005, the effective date of his termination as an executive officer and director of the Company. Consists of 166,500 shares that were issuable upon the exercise of options exercisable as of November 10, 2005, of which 599,000 were outstanding as of September 29, 2006 and none of which shall be outstanding as of November 28, 2006.

(20)                This number represents Dr. Tarnowski’s common stock beneficial ownership as of February 22, 2006, the effective date of his termination as an executive officer of the Company. Includes 237,362 shares that were issuable upon the exercise of options exercisable as of February 22, 2006, none of which was outstanding as of September 29, 2006.

(21)                This number represents Mr. Martell’s common stock beneficial ownership as of August 7, 2006, the effective date of his termination as an executive officer of the Company. Includes 260,175 shares that were issuable upon the exercise of options exercisable as of August 7, 2006, none of which was outstanding as of September 29, 2006.

(22)                Includes an aggregate of 2,258,776 shares issuable upon the exercise of options exercisable between September 29, 2006 and November 28, 2006, with 222,500 of such options being subject to the Lock-Up Restrictions.

COMPENSATION OF DIRECTORS

Directors’ Cash Compensation

In 2005, the Chairman of the Board was paid an annual fee of $60,000 while the Vice Chairman of the Board was paid an annual fee of $50,000 (pro rated to reflect service in that capacity commencing on June 15, 2005). Each other director, other than Mr. Lynch, was paid an annual fee of $40,000. Each non-employee director is reimbursed for his reasonable out-of-pocket expenses incurred in connection with his Board and Board committee activities.

During 2005, the chairmen of the Audit Committee and Compensation Committee received $15,000 and $12,500, respectively, as compensation for their services as committee chairmen. The chairmen of the Nominating and Corporate Governance Committee, Research and Development Oversight Committee, Head and Neck Committee, Chief Executive Officer Search Committee and Executive Committee each received $10,000, or a pro rated portion thereof for portions of the fiscal year served, as compensation for their services as committee chairmen. The chairman of the Head and Neck Committee received an aggregate amount of $1,000 for the first two hours of work spent in connection with committee business or functions each day, and compensation at the rate of $250 per hour thereafter (not to exceed $60,000 annually). Each member of the Audit Committee (other than the chairman) was paid annual compensation of $5,000, or a pro rated portion thereof for portions of the fiscal year served. In addition, during 2005, each non-employee director received a fee of $1,500 for each in-person Board or committee meeting attended and $1,000 for each telephonic Board or committee meeting attended that exceeded 30 minutes in length.

The Board has approved the foregoing compensation guidelines for 2006 service, with the exception of fees payable to the Chairman of the Audit Committee, who, effective February 28, 2006, is entitled to receive $20,000 in annual compensation for service in that capacity. The Board disbanded both the Executive Committee and Head and Neck Committee in 2006.

While he serves as Interim Chief Executive Officer of the Company, Mr. Fischer is not entitled to receive Board or Board committee meeting or service fees, although Mr. Fischer did receive a pro rated portion of the annual Board fee reflecting his service as a director through January 23, 2006 and committee meeting and service fees through that date. Upon his appointment as Interim Chief Executive Officer of the Company, Mr. Fischer ceased serving on the Audit and Compensation Committees.

Directors’ Stock Options

In 2005, the Chairman of the Board was granted options to purchase 45,000 shares of common stock while each non-employee director of the Company was granted options to purchase 30,000 shares of common stock. Such annual option grants vest quarterly within the year, subject to the individual’s continued service on the Board on the scheduled date of vesting and have an exercise price equal to the fair market value of the common stock on the date of grant. However, in the event a non-employee director leaves the Board, his annual share option grant vests daily for the quarterly period in which his service as a director ended. Specific details of all non-employee director stock option grants awarded in 2005 are set forth in the table below.

With respect to 2006 service, in September 2005 the Board approved guidelines providing for option grants to the Chairman, Vice Chairman and other non-employee directors of the Company to purchase 30,000, 25,000 and 20,000 shares, respectively, of the Company’s common stock. Such stock options were granted on January 18, 2006 pursuant to the terms of the Company’s 2002 Non-Qualified Stock Option Plan at a per share exercise price of $34.14, which is equal to the fair market value of the common stock on the date of grant. Newly joining directors are granted a pro rata portion of such an annual stock option grant on the quarterly vesting schedule applicable to the corresponding annual grant to the Board.

The Board further determined that, beginning in 2006, any non-employee director newly joining the Board is entitled to receive a one-time grant of stock options to purchase 20,000 shares of the Company’s common stock upon first becoming a director. Previously, such newly joining directors were entitled to receive a 50,000 stock option grant. Such options vest 25% annually over the four-year period commencing with the date of grant, subject to such individual’s continued service on the Board on the scheduled date of vesting, and have an exercise price equal to the fair market value of the common stock on the date of grant. From time to time, non-employee directors of the Company may be granted additional options in consideration for providing services on the Board.

Name	Number of Options Granted in 2005(1)
Andrew G. Bodnar, M.D., J.D.	30,000
William W. Crouse (2)	30,000
Alexander J. Denner, Ph.D	0	(3)
Vincent T. DeVita, Jr., M.D.	30,000
John A. Fazio	30,000
Joseph L. Fischer	30,000
Carl C. Icahn	0	(3)
David M. Kies (2)	45,000
William R. Miller	30,000
Richard C. Mulligan, Ph.D.	0	(3)
David Sidransky, M.D.	30,000
Charles Woler, M.D., Ph.D., M.B.A.	0	(3)

(1)                      Options were granted, pursuant to the terms of the Company’s 2002 Non-Qualified Stock Option Plan, on January 3, 2005 at a per share exercise price of $46.12, which is equal to the fair market value of the common stock on the date of grant. The options vested quarterly, became exercisable in their entirety on December 16, 2005 and will terminate on January 2, 2015.

(2)                      Messrs. Kies and Crouse resigned as directors on October 9, 2006.

(3)                      Dr. Denner joined the Board in May 2006.  Mr. Icahn and Drs. Mulligan and Woler joined the Board in September 2006.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the cash and non-cash compensation awarded to, earned by, or paid to each individual that served as our Chief Executive Officer (or Interim Chief Executive Officer, as the case may be) or acted in a similar capacity during the last completed fiscal year and our four most highly compensated executive officers, other than the foregoing individuals, who were serving at the end of the last completed fiscal year (our “named executive officers”) for each of the last three fiscal years.

							Long-Term
							Compensation
							Awards
							Securities
	Annual Compensation						Underlying
					Other Annual		Options		All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)		Compensation(3)		SARs		Compensation(4)
Daniel S. Lynch(5)	2005	$486,000	—		—		—		$288
Former Chief Executive	2004	503,477	400,000	(6)	—		282,500		104
Officer	2003	414,818	425,000	(7)	—		71,500		104

Philip Frost, M.D., Ph.D.(8)	2005	$320,077	$190,000		$116,818	(9)	100,000	(10)	$2,521
Executive Vice President,	2004	—	—		—		—		—
Chief Scientific Officer	2003	—	—		—		—		—
(Former Interim Chief
Executive Officer)

Eric K. Rowinsky, M.D.	2005	$324,519	$150,000		$468,876	(11)	75,000	(12)	$6,300
Senior Vice President,	2004	—	—		—		—		—
Chief Medical Officer	2003	—	—		—		—		—

Michael J. Howerton(13)	2005	$327,000	$141,000						$2,610
Senior Vice President,	2004	299,197	120,000		—		57,500		960
Chief Financial Officer	2003	266,316	125,000		—		38,500		1,702

S. Joseph Tarnowski(14)	2005	$305,200	$132,000		—		—		$6,300
Former Senior Vice	2004	292,468	112,000		—		7,500		2,985
President, Manufacturing	2003	255,832	125,000		—		16,500		1,636
Operations and
Product Development

Ronald A. Martell(15)	2005	$277,950	$120,000		—		—		$6,300
Former Senior Vice	2004	268,010	102,000		—		7,500		3,193
President, Commercial	2003	231,057	100,000		—		23,500		1,372
Operations

(1)                      Amounts shown include compensation deferred pursuant to Section 401(k) of the Internal Revenue Code (the “Code”) and/or compensation for unused vacation time.

(2)                      The Compensation Committee awards bonuses to executive officers under the Company’s stockholder approved annual incentive plan. The annual incentive plan, which satisfies the requirements of Section 162(m) of the Code, provides for maximum permitted bonuses based on a percentage of operating income, with actual bonuses determined within such limit based on performance criteria related to revenues, earnings, achievement of specific product related targets and a discretionary factor. Certain employment agreements have also provided for the payment of minimum guaranteed bonuses. Amounts shown include awards paid relative to services rendered in each of the last three fiscal years. All bonus awards for each of the last three fiscal years were paid in cash. Bonuses are recorded for the period in which they were earned.

(3)                      Excludes perquisites and other personal benefits, securities or properties received by each named executive officer which did not equal or exceed the lesser of $50,000 or 10% of such individual’s base salary plus bonus.

(4)                      Amounts shown include amounts paid by the Company as a matching contribution to employees’ 401(k) accounts.

(5)                      Mr. Lynch terminated employment with the Company effective November 10, 2005 after having been named Senior Vice President and Chief Administrative Officer, Acting Chief Executive Officer on April 29, 2003 and Chief Executive Officer on February 12, 2004.

(6)                      Pursuant to the terms of an employment agreement dated March 19, 2004 (which amended and restated his employment agreement dated September 19, 2001), Mr. Lynch’s annual bonus was not to exceed 200% of his base salary for any given year.

(7)                      Pursuant to the terms of an employment agreement dated September 19, 2001, Mr. Lynch was guaranteed a minimum annual bonus that was not less than his base salary for the relevant bonus year.

(8)                      Dr. Frost ceased serving as Interim Chief Executive Officer of the Company effective January 23, 2006.

(9)                      Consists of $100,000 paid as a sign-on bonus and $16,818 as payment for services as Interim Chief Executive Officer of the Company during 2005.

(10)                Consists of options granted in connection with Dr. Frost’s appointment as Executive Vice President, Chief Scientific Officer on March 1, 2005.

(11)                Consists of $100,000 paid as a sign-on bonus, $234,522 paid as a relocation bonus and $134,354 paid as reimbursement of moving expenses.

(12)                Consists of options granted in connection with Dr. Rowinsky’s appointment as Senior Vice President, Chief Medical Officer on February 21, 2005.

(13)                Mr. Howerton has given notice that he is resigning from the Company effective October 13, 2006.

(14)                Dr. Tarnowski resigned from the Company effective February 22, 2006.

(15)                Mr. Martell resigned from the Company effective August 7, 2006.

Option Grants for Fiscal Year 2005

The following table sets forth certain information relating to stock option grants to the named executive officers of the Company for the year ended December 31, 2005.

	Individual Grants
			Percent of
			Total
	Number of		Options			Potential Realizable Value at
	Securities		Granted to			Assumed Annual Rates of
	Underlying		Employees	Exercise of		Stock Price Appreciation for
	Options		in Fiscal	Base Price	Expiration	Option Term($)(3)
Name	Granted		2005	($/Share)(2)	Date	5%	10%
Daniel S. Lynch FormerChief Executive Officer	0	(4)	—	—	—	—	—

Philip Frost, M.D., PhD. Executive Vice President, Chief Scientific Officer (Former Interim Chief Executive Officer)	100,000	(5)	13.88%	$43.93	2/28/2015	$2,761,778	$6,998,336

Eric K. Rowinsky, M.D. Senior Vice President, Chief Medical Officer	75,000	(6)	10.42%	$42.52	2/20/2015	$2,004,851	$5,080,285

Michael J. Howerton Senior Vice President, Chief Financial Officer	0	(7)	—	—	—	—	—

S. Joseph Tarnowski Former Senior Vice President, Manufacturing Operations and Product Development	0	(8)	—	—	—	—	—

Ronald A. Martell Former Senior Vice President, Commercial Operations	0	(9)	—	—	—	—	—

(1)                      The Company granted options to purchase a total of 720,011 shares of common stock to employees during 2005.

(2)                      Options were granted to purchase common stock at an exercise price that equaled the fair market value of the common stock on the date of the grant.

(3)                      The amounts set forth in the two columns represent hypothetical gains that might be achieved by the holders if the respective options are exercised at the end of their terms. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the dates the respective options were granted.

(4)                      Mr. Lynch terminated employment with the Company effective November 10, 2005 after having been named Senior Vice President and Chief Administrative Officer, Acting Chief Executive Officer on April 29, 2003 and Chief Executive Officer on February 12, 2004.

(5)                      Consists of options granted in connection with Dr. Frost’s appointment as Executive Vice President, Chief Scientific Officer on March 1, 2005, which became fully vested and exercisable on December 16, 2005 when the Board of Directors and the Compensation Committee of the Board approved the acceleration of vesting of unvested Company stock options with exercise prices equal to or greater than $33.44 per share (the closing price of the Company’s common stock on the Nasdaq National Market on December 16, 2005) outstanding as of December 16, 2005, provided, however, that all of these options were subject to the Lock-Up Restrictions as of December 31, 2005. On January 18, 2006, Dr. Frost was granted 25,000 options with respect to his 2005 performance at an exercise price of $34.14. These options will be become exercisable as to 33 1/3% of the shares on each of the first, second and third anniversaries of the date of grant.

(6)                      Consists of options granted in connection with Dr. Rowinsky’s appointment as Senior Vice President, Chief Medical Officer on February 21, 2005, which became fully vested and exercisable on December 16, 2005 when the Board of Directors and the Compensation Committee of the Board approved the acceleration of vesting of unvested Company stock options with exercise prices equal to or greater than $33.44 per share (the closing price of the Company’s common stock on the Nasdaq National Market on December 16, 2005) outstanding as of December 16, 2005, provided, however, that all of these options were subject to the Lock-Up Restrictions as of December 31, 2005. On January 18, 2006, Dr. Rowinsky was granted 25,000 options with respect to his 2005 performance at an exercise price of $34.14. These options will be become exercisable as to 33 1/3% of the shares on each of the first, second and third anniversaries of the date of grant.

(7)                      Mr. Howerton has given notice that he is resigning from the Company effective October 13, 2006.  On January 18, 2006, Mr. Howerton was granted 20,000 options with respect to his 2005 performance at an exercise price of $34.14. These options will be canceled as of his termination date.

(8)                      Dr. Tarnowski resigned from the Company effective February 22, 2006. On January 18, 2006, Dr. Tarnowski was granted 10,000 options with respect to his 2005 performance at an exercise price of $34.14. These options were canceled as of his termination date.

(9)                      Mr. Martell resigned from the Company effective August 7, 2006. On January 18, 2006, Mr. Martell was granted 10,000 options with respect to his 2005 performance at an exercise price of $34.14. These options were canceled as of his termination date.

Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

The following table sets forth aggregated option exercises during 2005 by the named executive officers and the value of the option’ s held by such persons on December 31, 2005, whether or not exercisable on such date.

				Number of Shares
				Underlying Unexercised			Value of Unexercised
	Shares			Options at			In-the-Money Options at
	Acquired on		Value	December 31, 2005			December 31, 2005(1)
Name	Exercise(#)		Realized($)	Exercisable		Unexercisable	Exercisable	Unexercisable
Daniel S. Lynch(2) Former Chief Executive Officer	0		$0	881,500		0	$3,026,525	$0
Philip Frost, M.D., Ph.D. Executive Vice President, Chief Scientific Officer (Former Interim Chief Executive Officer)	0		$0	100,000	(3)	0	$0	$0
Eric K. Rowinsky, M.D. Senior Vice President, Chief Medical Officer	0		$0	75,000	(4)	0	$0	$0
Michael J. Howerton(5) Senior Vice President, Chief Financial Officer	5,000	(6)	$140,300	187,250	(7)	0	$605,463	$0
S. Joseph Tarnowski(8) Former Senior Vice President, Manufacturing Operations and Product Development	19,000	(9)	$610,932	238,362	(10)	0	$3,164,984	$0
Ronald A. Martell(11) Former Senior Vice President, Commercial Operations	0		$0	283,459	(12)	0	$4,909,203	$0

(1)                      The values were calculated by multiplying the closing market price of the Company’s common stock on December 30, 2005 ($34.24 per share as reported by the Nasdaq National Market on that date) by the respective number of shares and subtracting the aggregate exercise price, without making any adjustments for vesting, termination, contingencies or other variables. If the exercise price of an option is equal to or greater than $34.24, the option is deemed to have no value.

(2)                      Mr. Lynch terminated employment with the Company effective November 10, 2005 after having been named Senior Vice President and Chief Administrative Officer, Acting Chief Executive Officer on April 29, 2003 and Chief Executive Officer on February 12, 2004.

(3)                      All of these options were subject to the Lock-Up Restrictions as of December 31, 2005.

(4)                      All of these options were subject to the Lock-Up Restrictions as of December 31, 2005.

(5)                      Mr. Howerton has given notice that he is resigning from the Company effective October 13, 2006.

(6)                      Mr. Howerton exercised and sold these employee stock options pursuant to a trading plan dated August 31, 2005 qualified under Rule 10b5-1 of the Exchange Act.

(7)                      Includes 41,250 options subject to the Lock-Up Restrictions as of December 31, 2005.

(8)                      Dr. Tarnowski resigned from the Company effective February 22, 2006.

(9)                      Dr. Tarnowski exercised and sold these employee stock options pursuant to three trading plans dated August 20, 2004, October 14, 2004 and January 28, 2005 qualified under Rule 10b5-1 of Exchange Act.

(10)                Includes 3,750 options subject to the Lock-Up Restrictions as of December 31, 2005.

(11)                Mr. Martell resigned from the Company effective August 7, 2006.

(12)                Includes 6,250 options subject to the Lock-Up Restrictions as of December 31, 2005.

Long-Term Incentive Compensation for Fiscal Year 2005

The following table sets forth certain additional disclosure relating to long-term incentive compensation awards, made in January 2006, to the named executive officers of the Company with respect to performance for the year ended December 31, 2005.

	Number of		Estimated Future Payouts Under
	Shares, Units	Performance or	Non-Stock Price-Based Plans(1)
	or Other	Other Period Until	Threshold	Target		Maximum
Name and Principal Position	Rights	Maturation or Payout	($ or #)	($ or #)		($ or #)
Daniel S. Lynch Former Chief Executive Officer	—	—	—	—		—

Philip Frost, M.D., Ph.D. Executive Vice President and Chief Scientific Officer (Former Interim Chief Executive Officer)	—	January 1, 2006 through December 31, 2007	$0	$85,000		$127,500
	—	January 1, 2006 through December 31, 2008	$0	$85,000		$127,500

Eric K. Rowinsky, M.D. Senior Vice President and Chief Medical Officer	—	January 1, 2006 through December 31, 2007	$0	$75,000		$112,500
	—	January 1, 2006 through December 31, 2008	$0	$75,000		$112,500

Michael J. Howerton Senior Vice President and Chief Financial Officer	—	January 1, 2006 through December 31, 2007	$0	$75,000		$112,500
	—	January 1, 2006 through December 31, 2008	$0	$75,000		$112,500

S. Joseph Tarnowski Former Senior Vice President, Manufacturing Operations and Product Development	—	January 1, 2006 through December 31, 2007	$0	$75,000	(2)	$112,500	(2)
	—	January 1, 2006 through December 31, 2008	$0	$75,000	(2)	$112,500	(2)

Ronald A. Martell Former Senior Vice President, Commercial Operations	—	January 1, 2006 through December 31, 2007	$0	$75,000	(2)	$112,500	(2)
		January 1, 2006 through December 31, 2008	$0	$75,000	(2)	$112,500	(2)

(1)                      On January 18, 2006, employees of the Company, including the named executive officers then employed by the Company, received a target cash award opportunity under the Company’s 2006-2008 Retention Plan for the performance periods commencing on January 1, 2006 and ending on, respectively, December 31, 2007 and December 31, 2008. The amount of the award received by a recipient will be calculated at the end of the performance period by comparing the Company’s share price at the beginning of the performance period with the Company’s share price at the end of the performance period based on a 30-day average. The cash bonus for the recipient will generally be calculated by adjusting the target award opportunity between 100% and 150% based on any Company share price increase. No bonus will be payable in respect of the performance period if the Company’s share price at the conclusion of the performance period is less than the share price at the beginning of the performance period.

Cash bonuses under the plan are payable following the end of the performance period, provided that the recipient remains continuously employed by the Company through that date. Special rules apply in the event of a change in control of the Company during the performance period, and in the event the recipient’s employment terminates during the performance period due to death or disability.

(2)                      These amounts were forfeited upon the termination of employment with the Company of each of Dr. Tarnowki and Mr. Martell.  Mr. Howerton’s awards will be forfeited upon his resignation from the Company effective October 13, 2006.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2005, relating to equity compensation plans of the Company pursuant to which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(c)
Equity Compensation Plans Approved by Stockholders	9,609,691	$38.83	1,225,982	(1)
Equity Compensation Plans Not Approved by Stockholders(2)	3,009,502	$32.74	323,000	(3)
Total	12,619,193	$37.38	1,548,982

(1)                      Consists of securities available for issuance under the Company’s 2002 Stock Option Plan only.

(2)                      The Company’s 1998 Non-Qualified Stock Option Plan and 2005 Inducement Stock Option Plan are the only equity compensation plans that were adopted without stockholder approval. The material features of these plans are summarized below. The Company is no longer granting options under the 1998 Non-Qualified Stock Option Plan. Following stockholder approval of the Company’s 2006 Stock Incentive Plan at the Company’s 2006 Annual Meeting, no further awards are being granted under either the 2002 Stock Option Plan or the Inducement Stock Option Plan.

(3)                      Consists of securities available for issuance under the Company’s 2005 Inducement Stock Option Plan only.

As of July 31, 2006, 12,468,336 shares of common stock were available for issuance upon the exercise of outstanding options, with a weighted average exercise price of $37.76 and a weighted average term of 6.40 years. No restricted shares of common stock were outstanding at either December 31, 2005 or July 31, 2006. As of July 31, 2006, 687,362 shares of common stock were available for issuance under the Company’s 2002 Stock Option Plan and 221,000 shares of common stock were available for issuance under the Company’s 2005 Inducement Stock Option Plan. As of July 31, 2006, the Company had 84,271,605 outstanding shares of common stock.

1998 Non-Qualified Stock Option Plan.   The Company’s 1998 Non-Qualified Stock Option Plan (the “1998 Plan”) was adopted on May 27, 1998 and has not been approved by stockholders. The Company is no longer granting options under the 1998 Plan.

The maximum number of shares available for issuance under the 1998 Plan was 10 million, subject to adjustments for corporate transactions. Under the 1998 Plan, non-qualified stock options to purchase the Company’s common stock had been granted to persons who at the time of grant were consultants, advisors or employees of the Company. Each option granted under the 1998 Plan has a term not exceeding 10 years. The number of underlying shares, the exercise price and other terms and conditions of the stock options granted under the 1998 Plan were determined by the Compensation Committee, but, except as otherwise provided by such committee, unvested options are forfeited immediately upon a termination of employment for any reason except death or disability, and vested options are exercisable for 30 days after such termination. In the case of a termination by reason of death or disability, vested options are generally exercisable for 12 months.

Options granted under the 1998 Plan are not transferable except in the case of death or, if permitted by the Compensation Committee, to certain members of the immediate family of the optionee. The Board of Directors may amend or terminate the plan at any time except for actions which are adverse to options previously granted. The 1998 Plan is administered by the Compensation Committee.

2005 Inducement Stock Option Plan.   The Company’s 2005 Inducement Stock Option Plan (the “Inducement Plan”) was adopted by the Compensation Committee on October 17, 2005 and has not been approved by stockholders. The Inducement Plan was adopted for the sole purpose of permitting the Company to make one-time grants of stock options to newly hired key employees who have not previously been employees or directors of the Company as an inducement to such persons entering into employment with the Company, in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). The Plan permits the Company to issue up to a total of 600,000 inducement options to eligible participants to purchase shares of common stock of the Company on terms and conditions set forth therein and in individual award agreements under the Plan, in each case on terms commensurate with options granted under the Company’s 2002 Stock Option Plan. The material terms of each such grant are promptly announced by the Company by press release pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).

Employment Contract and Change-in-Control Arrangements

Employment Agreement with Daniel S. Lynch.   The Company entered into an employment agreement with Daniel S. Lynch, its former Chief Executive Officer, on March 19, 2004, as amended December 7, 2005 for purposes of Section 409A of the Code, including the deferral of payments thereunder. By mutual agreement with the Board of Directors, Mr. Lynch’s resignation from the Company, effective November 10, 2005, was treated as a termination by the Company without cause under that agreement. Accordingly, as of his termination of employment, Mr. Lynch became entitled to (1) his unpaid base salary and expenses, (2) a cash payment of $2,769,318 (equivalent to 300% of the sum of his base salary in effect on the date of termination plus the three-year average of the actual bonuses paid with respect to the three years immediately preceding the year of termination), payable as follows: (i) 16 2/3% payable in a lump sum on May 11, 2006, (ii) 16 2/3% payable in equal installments, in accordance with the Company’s regular payroll practice, over the six-month period commencing on May 11, 2006 and (iii) 66 2/3% payable in a lump sum on November 10, 2006, and (3) the immediate vesting of all stock options held by Mr. Lynch, with such stock options to remain exercisable for periods of 90 days or one year, depending upon the option grant.

The employment agreement also contains standard confidentiality, non-competition and non-solicitation provisions.

Senior Executive Severance Plan.   To enhance the predictability of treatment for executives at the level of Vice President, Senior Vice President and Executive Vice President whose employment with the Company is terminated by the Company without cause (as such concept is explained in the plan), the Compensation Committee approved and adopted a Senior Executive Severance Plan effective as of October 20, 2004.

As a condition to receipt of benefits under the plan, a participating employee must sign an agreement and general release in a form acceptable to the plan administrator under which the participant agrees to certain confidentiality and non-solicitation provisions for a period of one year following his or her employment termination date, agrees to certain non-competition provisions for the duration of the employee’s receipt of severance pay, and releases and discharges the Company and its affiliates from any and all claims and liabilities relating to the employee’s employment with the Company or the termination of the employee’s employment. Receipt of benefits under the plan is also contingent upon the employee’s continued employment through the employment termination date designated by the Company. The severance amounts payable to an employee under the plan will be reduced, dollar-for-dollar, by the amount of any other termination payments paid or payable to the employee under any other plan, program or law (excluding any right to exercise stock options, any unemployment benefits payable in accordance with state law and payment for accrued but unused vacation).

The Senior Vice Presidents and Executive Vice Presidents who participate in the plan and sign the above-described agreement and release upon their termination without cause are entitled to receive an amount equal to one year’s base salary as severance and, if the employee would otherwise be eligible to elect employee-paid continued coverage under COBRA, Company-provided health insurance coverage for one year following a termination without “cause”, subject to cessation upon the employee’s becoming eligible for similar coverage offered by another employer. Senior Vice Presidents and Executive Vice Presidents would also be entitled continue their non-voluntary life insurance coverage provided by the Company with the premiums paid by the Company for 12 months after a termination without cause, subject to cessation when the employee becomes eligible for coverage under a life insurance plan or policy of another employer. Vice Presidents who meet the above criteria are entitled to the greater of six months’ base salary or two weeks’ base salary for each year of service with the Company, as well as six months of Company-paid health and life insurance coverage, subject to the conditions described above.

Transition Severance Plan.   The Compensation Committee adopted the Transition Severance Plan (the “Transition Plan”), effective March 1, 2006, to provide additional protection on termination for certain Vice Presidents of the Company and termination protection for select other employees. Under this plan, each covered employee is eligible to receive a severance payment from the Company (varying between six and twelve months of the employee’s base salary) upon any involuntary termination of his or her employment by the Company without cause and, following any change in control of the Company, upon his or her voluntary termination of employment for good reason. The Transition Plan’s duration is 18 months.

As a condition to receipt of benefits under the Transition Plan, a participating employee must sign an agreement and general release in a form acceptable to the plan administrator under which the participant releases and discharges the Company and its affiliates from any and all claims and liabilities relating to the employee’s employment with the Company or the termination of the employee’s employment. Receipt of benefits under the plan is also contingent upon the employee’s continued employment through the employment termination date designated by the Company. The severance amounts payable to an employee under the plan will be reduced, dollar-for-dollar, by the amount of any other termination payments paid or payable to the employee under any other plan, program or law (excluding any right to exercise stock options or other long-term incentive awards, any unemployment benefits payable in accordance with state law and payment for accrued but unused vacation). With respect to participating employees in a position at the level of Vice President, the severance pay amounts under the Transition Plan are intended to be in lieu of, and not in addition to, any amounts otherwise payable under the Senior Executive Severance Plan, if applicable to such participant pursuant to the terms of that plan, and such participant may be eligible for the continued health benefits set forth in the Senior Executive Severance Plan, if applicable to such participant pursuant to the terms of that plan.

Change-in-Control Plan.   The Board adopted a Change-in-Control Plan effective September 1, 2004, as amended February 16, 2006. The purpose of the plan is to maintain the focus of certain key employees of the Company on the business, mitigate the distractions that could be caused if the Company were to become the target of an acquisition strategy, and provide certain benefits to the covered employees if a change-in-control of the Company (as such term is defined in the plan, a “Change-in-Control”) occurs and/or the employee’s employment is terminated in connection with such change-in-control. Participants in the Change-in-Control Plan are determined by the Compensation Committee.  Currently, Drs. Frost and Rowinsky, Messrs. Bailey, Howerton, Crowley and Ramanathan and Mses. Cammy, Rabney and Stancic are Tier 2 participants in the Change-in-Control Plan.

In the event of a Change-in-Control, all equity-based compensation awards held by the plan participants will vest in full (unless the Compensation Committee determines that the participants’ awards will be substituted for equity awards in the surviving entity of equivalent economic value) and any deferred compensation of participants will become nonforfeitable. In addition, if a participant in the Change-in-Control Plan is terminated in connection with a change-in-control by the Company without cause or by the participant for good reason (as such terms are defined in the plan), the Company will pay to the participant a cash payment equal to the participant’s earned but unpaid base salary and bonus, unreimbursed expenses, any other accrued obligations, a pro rata bonus based on target bonus for the year of termination, and a multiple of base salary and bonus (with the multiplier ranging from 0.5 to three based on the tier assigned to the participant under the plan, with tier 2 participants receiving a multiplier of 2 and tier 3 participants receiving a multiplier of 1).

In connection with a termination described in the preceding sentence, if the participant signs a waiver and release of claims against the Company and its affiliates, each participant will vest in full in all long-term incentive arrangements he or she has with the Company and be entitled to continued health coverage for six to 18 months (based on the participant’s plan tier) and outplacement services for six months. These benefits are reduced by any other severance amounts for which the participants are eligible under any other arrangement of the Company or its subsidiaries. As a condition to receipt of these benefits, each participant agrees to be bound by noncompetition, nonsolicitation, confidentiality, return of Company property, and cooperation covenants contained in the plan. The plan permits alternative treatment of excise taxes imposed on participants pursuant to Section 4999 of the Code. Drs. Frost and Rowinsky, Messrs. Bailey, Crowley, Howerton and Ramanathan and Ms. Stancic are eligible to receive a full gross-up payment by the Company, subject to the Plan’s limitations, and Mses. Cammy and Rabney are eligible to receive the better of a payout cutback or no adjustment treatment, which treatments are described in greater detail in the Company’s Current Report on Form 8-K filed February 23, 2006.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Compensation Committee was engaged in a related party transaction with, or was an officer or employee of, the Company or its subsidiaries during 2005. Mr. Fischer ceased serving on the Compensation Committee upon his appointment as Interim Chief Executive Officer. There are no interlocking relationships involving the Company’s Compensation Committee and the board of directors or compensation committee of any other company that would require disclosure under the executive compensation rules of the SEC.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

A stockholder proposal intended to be presented at the Company’s Annual Meeting of Stockholders to be held in 2007 must be received by the Company on or before December 29, 2006 in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. In addition, the Company’s by-laws provide that any stockholder wishing to present a proposal or to nominate a candidate for director at an Annual Meeting must give notice to the Secretary of the Company not less than 60 nor more than 90 days prior to the date of the meeting. If, however, the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first announced or disclosed. You may obtain a copy of the Company’s by-laws by writing to the Secretary of the Company at the address shown on the cover of this proxy statement.

IMPORTANT

The Consent Solicitation Committee of your Board of Directors urges you NOT to return any white consent card solicited from you by Mr. Icahn. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the consent card.

If you have any questions about revoking any consent you may have previously granted or require any other assistance, please contact our soliciting agent:

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY  10022
Stockholders Call Toll-Free at: (877) 800-5185
Banks and Brokers Call Collect at: (212) 750-5833

Annex I

Information Concerning Persons Who May Be Deemed Participants in this Consent Revocation Solicitation

Directors

The following table sets forth the name, business address and the present principal occupation or employment of the directors of the Company who, under SEC rules, may be deemed “participants” in the Company’s solicitation of revocations of consent.  The name and principal business of any corporation or other organization in which their employment is carried is described above in the section entitled “Current Directors of ImClone Systems.”

Name	Business Address
Vincent T. DeVita, Jr., M.D.	*
John A. Fazio	*
Joseph L. Fischer	*
William R. Miller	*

* c/o ImClone Systems Incorporated, 180 Varick Street, New York, New York 10014.

Officers and Employees

The names and principal occupations of the Company’s officers and employees who may be deemed participants in the Company’s solicitation are set forth in the table below.  The business address of each such person is ImClone Systems Incorporated, 180 Varick Street, New York, NY 10014.

Name	Title
Joseph L. Fischer	Interim Chief Executive Officer

Information Regarding Ownership of the Company’s Securities by Participants

None of the persons listed above under “Directors” and “Officers and Employees” owns any of the Company’s securities of record but not beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended). The number of shares of common stock of the Company held by directors and the named executive officers as of September 29, 2006 (including the number of shares of common stock issuable upon the exercise of options and other derivative securities, if any, exercisable within 60 days thereafter), is set forth above in the section entitled “Beneficial Ownership of Principal Holders, Directors and Executive Officers.”

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales during the past two years of shares of common stock of the Company by the persons listed above under “Directors” and “Officers and Employees.”  There are no transactions to report for Mr. Joseph L. Fischer.

Unless otherwise indicated, all acquisitions were pursuant to the exercise of stock options and all sales were in the public market.

Number of Shares of Common Stock
Participant	Acquired	Disposed	Date
Vincent T. DeVita, Jr., M.D.	5,000		07/03/2006
		5,000	07/03/2006
	5,000		06/01/2006
		5,000	06/01/2006
	5,000		05/01/2006
		5,000	05/01/2006
	5,000		04/04/2006
		5,000	04/04/2006
	5,000		03/20/2006

		5,000	03/20/2006
	5,000		03/20/2006
		5,000	03/20/2006
	5,000		01/30/2006
		5,000	01/30/2006
	14,000		01/30/2006
		14,000	01/30/2006
	15,000		12/09/2005
		15,000	12/09/2005
	15,000		09/08/2005
	5,000		01/14/2005
	30,000		12/16/2004
	20,000		12/14/2004
		20,000	12/14/2005

John A. Fazio	3,000		04/17/2006
		3,000	04/17/2006
	10,000		11/12/2004
		10,000	11/12/2004
	1,000		10/01/2004
		1,000	10/01/2004
	1,000		09/02/2004
		1,000	09/02/2004

William R. Miller	6,500		11/14/2005
	5,000		11/01/2005
		5,000	11/01/2005
	6,000		11/01/2005
		6,000	11/01/2005
	5,500		10/24/2005
	10,000		10/03/2005
		10,000	10/03/2005
	6,000		09/15/2005
	10,000		09/01/2005
		10,000	09/01/2005
	6,000		08/31/2005
	10,000		08/18/2005
		10,000	08/18/2005

Employment Agreement with Interim Chief Executive Officer

On March 21, 2006, the Company entered into a letter agreement with Mr. Fischer regarding the terms of his employment and compensation as Interim Chief Executive Officer of the Company (a position he assumed on January 24, 2006), which letter agreement was amended by the Company on August 23, 2006.  By its terms, as amended, Mr. Fischer will receive $45,000 per month in base salary while he serves as Interim Chief Executive Officer. Mr. Fischer’s 2006 annual bonus opportunity will consist of a target of $500,000 and a maximum opportunity of $1 million, payable under the Company’s Annual Incentive Plan, based upon performance criteria established by the Compensation Committee; however, if Mr. Fischer is employed by the Company on the date that bonuses for fiscal 2006 are paid, Mr. Fischer will receive a bonus of no less than $500,000 (the “2006 Bonus”).  Thereafter, Mr. Fischer will participate in the Company’s Annual Incentive Plan with a bonus opportunity of up to $500,000 based on performance criteria that will be determined by the Committee in accordance with such Plan, but a bonus is expected to be paid only for extraordinary performance.  In addition, if Mr. Fischer is employed by the Company on December 31, 2007, he will receive a $500,000 retention bonus (the “Retention Bonus”).

In the event Mr. Fischer’s employment is terminated by the Company without cause prior to December 31, 2007, or in the event Mr. Fischer terminates his employment with good reason prior to December 31, 2007 following a change in control of the Company, Mr. Fischer will be entitled to a monthly cash severance payment paid through December 31, 2007, in an amount equal to his monthly salary; provided that if either such termination occurs after a change of control of the Company, such aggregate payment will not be less than $500,000. In addition, in the event Mr. Fischer’s employment is terminated by the Company without cause, or in the event Mr. Fischer terminates his employment with good reason following a change in control of the Company, Mr. Fischer will be eligible to receive the full amount of the 2006 Bonus and, if such termination occurs in 2007, a prorated portion of the Retention Bonus. Mr. Fischer’s severance entitlements will be subject to his execution and non-revocation of a release of claims against the Company and its affiliates.

The Company may terminate Mr. Fischer’s employment at any time.  Mr. Fischer may terminate his employment with the Company upon 60 days’ advance written notice.  Mr. Fischer is also subject to non-competition and non-solicitation provisions during his employment as Interim Chief Executive Officer and for 12 months following any termination of employment and to confidentiality and cooperation provisions of unlimited duration.

If Mr. Fischer receives excess parachute payments in connection with a change in ownership of the Company (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the “Code”), Mr. Fischer will receive a full gross-up of any resulting excise taxes (under Section 4999 of the Code) and any income taxes on the excise taxes.  However, if the excess parachute payments do not exceed the three-times base amount threshold under Code Section 280G by more than 10%, then Mr. Fischer’s parachute payments will instead be reduced such that he does not incur any excise taxes under Section 4999 of the Code, and no gross-up will be paid.

The Compensation Committee also granted Mr. Fischer a non-qualified stock option under the Company’s 2002 Stock Option Plan to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant (i.e., February 28, 2006).  The stock option has a 10-year term and will vest 50% on each of the first and second anniversaries of the date of grant, subject to continued service through the applicable vesting date, provided, however, that the stock option will fully vest on an accelerated basis in the event of (1) Mr. Fischer’s termination of service due to death, disability, termination by the Company without cause or termination by Mr. Fischer with good reason, or (2) a change in control of the Company, in which case the stock option will remain exercisable for a period of three years.  Following termination of service, the unvested portion of the stock option will be immediately forfeited, and the vested portion of the stock option will remain exercisable for the following periods: (1) three years, in the event of a termination by the Company without cause or a termination by Mr. Fischer with good reason, (2) one year, in the event of a termination due to death or disability, or (3) 90 days, in the event of a termination by Mr. Fischer without good reason.  In all cases, in the event of a termination of service for cause, the entire stock option (both vested and unvested portions) will immediately terminate.

While he serves as Interim Chief Executive Officer, Mr. Fischer will no longer be entitled to receive the annual fee payable to non-employee directors of the Company, although Mr. Fischer will be entitled to receive a pro-rated portion of such fee reflecting service as a non-employee director through January 23, 2006. In addition, during such time Mr. Fischer will no longer receive fees for attending meetings of the Board of Directors or its committees.  With respect to 2006 service on the Board of Directors, Mr. Fischer was granted 20,000 options to purchase shares of Company common stock on January 18, 2006.

Miscellaneous Information Concerning Participants and Certain Other Persons

Except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, no person listed above under “Directors” and “Officers and Employees” or any of his or her “associates” owns beneficially, directly or indirectly, or of record any shares or other securities of the Company or any parent or subsidiary of the Company.

Except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, no person listed above under “Directors” and “Officers and Employees” or any of his or her associates is either a party to any transaction or series of similar transactions since January 1, 2005, or any currently proposed transaction or series of similar transactions (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000 and (iii) in which such person or associate had or will have a direct or indirect material interest.

To the best of the Company’s knowledge, except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, no person listed above under “Directors” and “Officers and Employees” or any of his or her associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, there are no contracts, arrangements or understandings by any of the persons listed under “Directors” and “Officers and Employees” within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, no persons listed under “Directors” and “Officers and Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter that is the subject of this consent revocation solicitation, and no person (other than a director or executive officer of the Company acting solely in that capacity) who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest.

Except as described in this Annex I or otherwise disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, there are no material proceedings to which any director or executive officer of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Annex II

FORM OF CONSENT REVOCATION CARD—BLUE

CONSENT REVOCATION
SOLICITED ON BEHALF OF
THE CONSENT SOLICITATION COMMITTEE OF THE BOARD OF DIRECTORS
OF
IMCLONE SYSTEMS INCORPORATED

The undersigned, a record holder of shares of common stock, par value $.001 per share, of ImClone Systems Incorporated (the “Company”), acting with respect to all shares of the Company’s common stock held by the undersigned at the close of business on October 3, 2006, hereby acts as follows concerning the proposals of Carl C. Icahn, Alexander J. Denner, Peter S. Liebert, Barberry Corp., High River Limited Partnership and Hopper Investments LLC (the “Icahn Parties”) set forth below.

THE CONSENT SOLICITATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”) URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW.

Please mark your selection as    •    indicated in this example.

PROPOSAL 1:

Proposal made by the Icahn Parties to remove without cause Vincent T. DeVita, Jr., M.D., John A. Fazio, Joseph L. Fischer and William R. Miller from the Board and any other person or persons (other than the persons elected pursuant to Mr. Icahn’s proposed action by written consent) elected or appointed to the Board prior to the effective date of Mr. Icahn’s proposals to fill any newly-created directorship or vacancy on the Board.

☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
INSTRUCTION:

IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 2:

Proposal made by the Icahn Parties to appoint Peter S. Liebert, M.D., to serve as a member of the Board to fill one of the vacancies that would be created if Mr. Icahn’s removal proposal succeeded or one of the vacancies created by the resignation of David M. Kies and William W. Crouse on October 9, 2006.

☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

THE CONSENT SOLICITATION COMMITTEE URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON ALL PROPOSALS SET FORTH HEREIN.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON OCTOBER 3, 2006.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:	, 2006
Print Name:
Signature (Title, if any):
Signature (if held jointly):
Title or Authority:

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

IMPORTANT

WE STRONGLY RECOMMEND THAT YOU REJECT THE ICAHN PARTIES’ EFFORTS. FIRST, DO NOT SIGN THE ICAHN PARTIES’ WHITE CONSENT CARD. SECOND, IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT REVOCATION CARD IMMEDIATELY. FINALLY, IF YOU HAVE NOT SIGNED THE ICAHN PARTIES’ CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING AND MAILING THE ACCOMPANYING BLUE CONSENT REVOCATION CARD. PLEASE ACT TODAY.

Your vote is important. If you have questions or need assistance in voting your shares, please call:

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders Call Toll-Free at: (877) 800-5185
Banks and Brokers Call Collect at: (212) 750-5833

PLEASE RETURN YOUR BLUE CONSENT REVOCATION CARD IN THE ENVELOPE PROVIDED.